Exhibit (b)(1)

EXECUTION VERSION

CREDIT SUISSE SECURITIES (USA) LLC Eleven Madison Avenue New York, NY 10010	MORGAN STANLEY SENIOR FUNDING, INC. 1585 Broadway New York, NY 10036	BANC OF AMERICA SECURITIES LLC One Bryant Park New York, NY 10036

CREDIT SUISSE AG Eleven Madison Avenue New York, NY 10010		BANK OF AMERICA, N.A. One Bryant Park New York, NY 10036

CONFIDENTIAL

October 22, 2010

Giraffe Acquisition Corporation

c/o Bain Capital Partners, LLC

111 Huntington Avenue

Boston, MA 02199

Attention: Jordan Hitch

Project Giraffe

$225,000,000 Senior Secured Asset-Based Revolving Facility

$720,000,000 Senior Secured Term Loan Facility

$520,000,000 Senior Unsecured Increasing Rate Bridge Facility

Amended and Restated Commitment Letter

Ladies and Gentlemen:

You have advised each of Bank of America, N.A. (“BANA”) and Banc of America Securities LLC (“BAS” and, together with BANA, “Bank of America” or the “ABL Commitment Parties”), Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”) and Credit Suisse Securities (USA) LLC (“CS Securities” and, together with CS and their respective affiliates, “Credit Suisse”), Morgan Stanley Senior Funding, Inc. (“MSSF” and, together with CS, the “Term/Bridge Commitment Parties” and, collectively with the ABL Commitment Parties, the “Commitment Parties”, “we” or “us”) that Giraffe Acquisition Corporation, a Delaware corporation (“Newco” or “you”), formed at the direction of Bain Capital Partners, LLC and/or its affiliates (the “Sponsor”), intends to acquire a company previously identified to us and code-named “Giraffe” (the “Company”) by means of either (i) the purchase of a majority of shares of the Company pursuant to a cash tender offer, a subsequent issuance of additional shares by the Company to Newco (if necessary) and the subsequent consummation of a short-form merger or (ii) in the event that the cash tender offer is not successful, a merger transaction approved by the stockholders of the Company, and to consummate the other transactions described in Exhibit A hereto. Capitalized terms used but not defined herein have the meanings assigned to them in the Exhibits attached hereto.

1.	Commitments.

In connection with the Transactions, each of (a) BANA is pleased to advise you of its commitment to provide 100% of the ABL Facility (BANA, in such capacity, the “Initial ABL Lender”, (b) CS is pleased to advise you of its commitment to provide 50% of each of the Term Facility and the Senior Bridge Facility and (c) MSSF (together with CS, the “Initial Term/Bridge Lenders” and, collectively with the Initial ABL Lender, the “Initial Lenders”) is pleased to advise you of its commitment to provide 50% of each of the Term Facility and the Senior Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this commitment letter (together with the Term Sheets, this “Commitment Letter”). The commitments of the Initial Lenders hereunder are several and not joint.

2.	Titles and Roles.

It is agreed that BAS will act as lead arranger (in such capacity, the “ABL Lead Arranger”) and as lead bookrunner for the ABL Facility, that CS Securities and MSSF will act as joint lead arrangers (in such capacity, the “Term/Bridge Lead Arrangers” and, collectively with the ABL Lead Arranger, the “Lead Arrangers”) and as joint lead bookrunners for each of the Term Facility and the Senior Bridge Facility, that BANA will act as administrative agent for the ABL Facility (the “ABL Administrative Agent), that CS will act as administrative agent for the Term Facility (the “Term Administrative Agent”) and that MSSF will act as administrative agent for the Senior Bridge Facility (the “Bridge Administrative Agent and, collectively with the ABL Administrative Agent and the Term Administrative Agent, each an “Administrative Agent”), if applicable. It is further agreed that BAS will appear on the top left of the cover page of any marketing materials for the ABL Facility, that CS Securities will appear on the top left of the cover page of any marketing materials for the Term Facility and that MSSF will appear on the top left of the cover page of any marketing materials for the Senior Bridge Facility, and in each case will hold the roles and responsibilities conventionally understood to be associated with such name placement. You agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and the ABL Commitment Parties (with respect to the ABL Facility) or the Term/Bridge Commitment Parties (with respect to the Term Facility or the Senior Bridge Facility) shall so agree.

3.	Syndication.

Each of the Commitment Parties reserves the right, prior to or after the execution of the Facilities Documentation (as defined below), to syndicate all or a portion of such Commitment Party’s commitments hereunder to a group of banks, financial institutions and other institutional lenders identified by the ABL Commitment Parties (in the case of the ABL Facility) or the Term/Bridge Commitment Parties (in the case of the Term Facility or the Senior Bridge Facility) in consultation with you and, in the case of the ABL Facility, reasonably acceptable to you, including any relationship lenders designated by you in consultation with the applicable Commitment Parties (together with the Initial Lenders, the “Lenders”); provided, that, notwithstanding each Commitment Party’s right to syndicate the Facilities and receive commitments with respect thereto, (a) each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications, waivers and amendments, until after the initial funding of the Senior Facilities on the Closing Date has occurred, unless you agree in writing, (b) no Initial Lender or Lead Arranger will syndicate to those banks, financial institutions and other institutional lenders separately identified in writing by you or the Sponsor to us prior to the date hereof (“Disqualified Lenders”) and (c) no Initial Lender shall be relieved or novated from its obligations hereunder in connection with any syndication or assignment until after the Closing Date unless you and we agree in writing, and in any

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event, no Initial Term/Bridge Lender shall assign prior to the Closing Date more than 49% of its aggregate commitments under the Senior Bridge Facility unless you agree otherwise in writing. The Commitment Parties intend to commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is the Commitment Parties’ intent to have Lenders commit to the Facilities prior to the Closing Date. You agree to use your commercially reasonable efforts to assist the Commitment Parties in completing a timely syndication that is reasonably satisfactory to them and you until the date that is the earlier of (a) 90 days after the Closing Date and (b) the date on which the applicable successful syndication (as defined in the Fee Letter) is achieved (such date, the “Syndication Date”). Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Sponsor and, to the extent practical and appropriate, the Company, (b) direct contact between senior management, representatives and advisors of you and the Sponsor (and your using commercially reasonable efforts to arrange for direct contact between senior management, representatives and advisors of the Company) and the proposed Lenders at times and locations mutually agreed upon, (c) your and the Sponsor’s assistance (and your using commercially reasonable efforts to cause the Company to assist) in the preparation of a customary confidential information memorandum (a “Confidential Information Memorandum”) for each of the ABL Facility, the Term Facility and the Senior Bridge Facility and other customary marketing materials to be used in connection with the syndications, (d) using your commercially reasonable efforts to procure a public corporate credit rating and a public corporate family rating, as the case may be, for the Borrower and public ratings for each of the Facilities (other than the ABL Facility) and the Notes from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), (e) your providing or causing to be provided (i) to the Term/Bridge Lead Arrangers projections of balance sheets, income statements and cash flow statements of Holdings and its subsidiaries for the years 2010 through 2016 and for the 6 quarters beginning with the 4th quarter of 2010 and (ii) to the ABL Lead Arranger projections of balance sheets, income statements and cash flow statements of Holdings and its subsidiaries, and of excess availability under the ABL Facility, for the years 2010 through 2015 and for the 12 months beginning with the first full month following the Closing Date, in each case in form reasonably satisfactory to the applicable Lead Arrangers, and (f) the hosting, with the applicable Commitment Parties, of one or more meetings of prospective Lenders at times and locations mutually agreed upon. Until the occurrence of the Syndication Date with respect to each of the Facilities, (i) you will use commercially reasonable efforts to ensure that there will not be any competing issues of debt securities or commercial bank or other credit facilities of you, Holdings, the Company or any of your or the Company’s subsidiaries (other than the Senior Notes or any debt securities issued in lieu of the Senior Notes) being offered, placed or arranged that would materially impair the primary syndication of such Facility (it being understood that any indebtedness permitted to be outstanding without any consent from you or your affiliates under the Merger Agreement as in effect on the date hereof shall not be subject to this clause (i)) and (ii) you agree to prepare and provide (and to use commercially reasonable efforts to cause the Sponsor and the Company to provide) promptly to the Lead Arrangers all customary information with respect to you, the Company and each of your and its respective subsidiaries, the Transactions and the other transactions contemplated hereby, including all financial information and projections (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Lead Arrangers may reasonably request. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, neither the commencement nor the completion of the syndication of the Facilities shall constitute a condition precedent to the Closing Date.

The Lead Arrangers will, in consultation with you, manage all aspects of any syndication, including decisions as to the selection of institutions to be approached (in the case of the ABL Facility, with your consent not to be unreasonably withheld and, in any case, excluding Disqualified Lenders) and when they will be approached, when their commitments will be accepted, which institutions will participate (in the case of the ABL Facility, with your consent not to be unreasonably withheld and, in any case, excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders.

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4.	Information.

You hereby represent and warrant that (a) all written information and written data (and to the best of your knowledge in case of such information and data relating to the Company and its subsidiaries) other than the Projections and information of a general economic or general industry nature (the “Information”) that have been or will be made available to any of the Commitment Parties by or on behalf of you, the Company, the Sponsor or any of your or their respective representatives, taken as a whole, does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto prior to the Closing Date) and (b) the Projections that have been or will be made available to the Lead Arrangers by or on behalf of you, the Company, the Sponsor or any of your or their respective representatives have been or will be prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made; it being understood that any such financial projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular financial projections will be realized, that actual results may differ and that such differences may be material. You agree that, if at any time prior to the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances. In arranging and syndicating the Facilities, the Lead Arrangers will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

You hereby acknowledge that (a) we will make available the Information and the Projections to the proposed syndicate of Lenders by posting on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, its subsidiaries or its respective securities) (each, a “Public Lender”). At the request of the Lead Arrangers with respect to a Facility, you agree to assist us in preparing an additional version of each Confidential Information Memorandum with respect to such Facility to be used by Public Lenders. The information to be included in the additional version of each Confidential Information Memorandum will consist exclusively of information and documentation that is either publicly available or not material with respect to the Company, its subsidiaries or its securities for purposes of United States federal and state securities laws. It is understood that in connection with your assistance described above, (a) customary authorization letters will be included in each Confidential Information Memorandum that authorize the distribution of such Confidential Information Memorandum to prospective Lenders, include a customary “10b-5” representation, contain a representation to the Initial Lenders that the public-side version does not include material non-public information about the Company, its subsidiaries or its securities, and exculpate us and our affiliates, you, the Sponsor, the Company and your and their respective affiliates with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related marketing material by the recipients thereof in violation of United States Federal and state securities laws; (b) the public information shall include the following information except to the extent you notify us to the contrary and provided that you shall have been given a reasonable opportunity to review such documents and comply with the U.S. Securities and Exchange Commission (the “SEC”) disclosure requirements (and such public information is permitted to be made available to all prospective Lenders, including through a Platform designated “Public Lenders”): (i) drafts and final definitive documentation with

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respect to the Facilities, (ii) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda) and (iii) notification of changes in the terms of the Facilities; (c) at our request, you shall identify information to be distributed to Public Lenders by clearly and conspicuously marking the same as “PUBLIC”; and (d) we shall be entitled to treat any Information and Projections that are not specifically identified as “Public” as being suitable only for posting on a portion of the Platform not designated Public Lenders.

5.	Fees.

As consideration for the several commitments of the Initial Lenders hereunder and the Lead Arrangers’ several agreements to perform the services described herein, you agree to pay the fees set forth in this Commitment Letter and in the Fee Letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.

6.	Conditions Precedent.

The several commitments of the Initial Lenders hereunder and the Lead Arrangers’ several agreements to perform the services described herein are subject to (a) the execution and delivery by the Borrower to the ABL Administrative Agent of definitive documentation with respect to the ABL Facility, to the Term Administrative Agent of definitive documentation with respect to the Term Facility and, if applicable, to the Bridge Administrative Agent of definitive documentation with respect to the Senior Bridge Facility (collectively, the “Facilities Documentation”), in each case, which shall be consistent with the applicable Term Sheets, (b) since January 30, 2010, there shall not have occurred any Company Material Adverse Effect (as defined below) except (i) as disclosed in the Company SEC Documents (as defined in the Merger Agreement) filed with the SEC after December 31, 2009 and prior to the date of the Merger Agreement (other than any disclosure in such Company SEC Documents (A) that is set forth under the captions “Risk Factors” or “Forward Looking Statements” or (B) that is otherwise predictive, cautionary or forward-looking in nature), in each case, if and only if the nature and content of the applicable disclosure in such Company SEC Document is such that its relevance to the determination of the occurrence of a Company Material Adverse Effect is reasonably apparent on the face of such disclosure, or (ii) as disclosed in any section of the Company Disclosure Letter (as defined in the Merger Agreement) the relevance of which disclosure to the determination of the occurrence of a Company Material Adverse Effect is reasonably apparent on the face of such disclosure and (c) the conditions set forth in the Term Sheets under the headings beginning with the words “Conditions Precedent” and in Exhibit E; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Facilities Documentation) other than those that are expressly stated to be conditions to the initial funding under the Facilities on the Closing Date (and upon satisfaction of such conditions, the initial funding under the Facilities shall occur).

For purposes hereof, “Company Material Adverse Effect” means any change, event, effect, occurrence, state of facts or development (whether or not constituting a breach of a representation, warranty or covenant set forth in the Merger Agreement) that, individually or in the aggregate with any such other changes, events, effects, occurrences, state of facts or developments, (a) has had or is reasonably likely to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition, in each case, of the Company and its subsidiaries taken as a whole, or (b) prevents or would be reasonably likely to prevent the consummation of the merger of Newco with and into the Company, other than, in the case of clause (a), any changes, events, effects, occurrences, state of facts or developments to the extent attributable to: (i) any changes in general economic or political conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices) in any country or region in which the Company or any of its subsidiaries

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conducts business; (ii) any events, circumstances, changes or effects that affect the industries in which the Company or any of the Company’s subsidiaries operate; (iii) any changes, after the date hereof, in laws applicable to the Company or any of the Company’s subsidiaries or any of their respective properties or assets or changes, after the date of the Merger Agreement, in GAAP or rules and policies of the Public Company Accounting Oversight Board; (iv) any natural disasters or acts of war, sabotage or terrorism, or armed hostilities, or any escalation or worsening thereof, in each case occurring after the date hereof; (v) the entry into, announcement or performance of the Merger Agreement and the transactions contemplated thereby (including compliance with the covenants set forth therein), but in any event excluding the obligation to comply with the Section 6.1 of the Merger Agreement and Section 6.4 of the Merger Agreement and other than for purposes of any representation or warranty contained in Section 4.5 of the Merger Agreement; (vi) any changes in the market price or trading volume of shares of the Company’s common stock or any failure to meet internal or published projections, forecasts or revenue, net retail sales, comparable store sales or earnings predictions for any period (provided that the underlying cause of such decline or failure shall not be excluded); (vii) any loss of, or change in, the relationship of the Company or any of the Company’s subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or venture partners arising out of the execution, delivery or performance of the Merger Agreement, the consummation of the transactions contemplated thereby or the announcement of any of the foregoing; or (viii) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable law relating to the Merger Agreement or the transactions contemplated by the Merger Agreement, in the case of clauses (i), (ii), (iii) and (iv), other than to the extent such change, event, effect, occurrence, state of facts or development disproportionately impact the Company and its subsidiaries relative to other companies in its industry.

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to availability of the Facilities on the Closing Date shall be (A) such of the representations and warranties made by the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you have (or your applicable affiliate has) the right to terminate your (or its) obligations under the Merger Agreement as a result of a breach of such representations and warranties and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation and the Closing Deliverables shall be in a form such that they do not impair availability of the Facilities on the Closing Date if the conditions expressly set forth herein and in the Term Sheets are satisfied (it being understood that, to the extent any Collateral (other than to the extent that a lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Commercial Code or (y) by the delivery of stock certificates of the Borrower and its wholly-owned domestic subsidiaries) is not or cannot be provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Closing Date, but shall be required to be delivered within 90 days after the Closing Date (subject to extensions by the ABL Administrative Agent (in the case of the ABL Facility) and the Term Administrative Agent (in the case of the Term Facility)). For purposes hereof, “Specified Representations” means the representations and warranties of the Company and its subsidiaries set forth in the Facilities Documentation relating to corporate or other organizational existence, organizational power and authority (as to execution, delivery and performance of the applicable Facilities Documentation), the due authorization, execution, delivery and enforceability of the applicable Facilities Documentation, solvency, no conflicts of Facilities Documentation with charter documents and material laws, Federal Reserve margin regulations, the Investment Company Act and, subject to permitted liens and the limitations set forth in the prior sentence, creation, validity, perfection and priority of security interests. This paragraph shall be referred to herein as the “Certain Funds Provision”.

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7.	Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each of the Commitment Parties and their respective affiliates and controlling persons and the respective officers, directors, employees, partners, agents and representatives of each of the foregoing and their successors and permitted assigns (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with this Commitment Letter, the Fee Letter, the Transactions or the Facilities, or any claim, litigation, investigation or proceeding (“Action”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto, whether or not such Action is brought by you, your equity holders, affiliates, creditors or any other person, and to reimburse each such Indemnified Person promptly after receipt of a written request together with customary backup documentation for any reasonable legal (limited to one counsel for all Indemnified Persons taken as a whole and, if reasonably necessary, a single local counsel for all Indemnified Persons taken as a whole in each relevant jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnified Persons similarly situated taken as a whole) or other reasonable out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses (i) to the extent resulting from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as defined below) of the foregoing, (ii) to the extent arising from a material breach of the obligations of such Indemnified Person or any Related Indemnified Persons of the foregoing under this Commitment Letter, the Fee Letter or the Facilities Documentation (in the case of each of preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) to the extent arising from any dispute solely among Indemnified Persons other than any claims against any Commitment Party in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission on the part of you or your subsidiaries, and (b) to reimburse the Commitment Parties and each Indemnified Person from time to time for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of the Commitment Parties’ due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties identified in the Term Sheets and, if necessary, of a single local counsel to the Commitment Parties in each relevant jurisdiction), in each case incurred in connection with the Facilities and the preparation of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”); provided, that except as otherwise agreed in the Fee Letter, you shall not be required to reimburse any of the Expenses in the event the Closing Date does not occur. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such Indemnified Person or any of its Related Indemnified Persons, and (ii) neither (x) any Indemnified Person, nor (y) you shall be liable for any indirect, special, punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Facilities, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities. You shall not be liable for any settlement of any Action effected without your consent (which consent shall not be unreasonably withheld or delayed), but if settled with your written consent or if there is a final judgment for the plaintiff in any such Actions, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with this Section 7. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Actions in respect

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of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Actions and (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of such Indemnified Person.

For purposes hereof, a “Related Indemnified Person” of an Indemnified Person means (1) any controlling person or controlled affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or controlled affiliates and (3) the respective agents of such Indemnified Person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnified Person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate in this sentence pertains to a controlled affiliate involved in the negotiation or syndication of this Commitment Letter and the Facilities.

8.	Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including without limitation investment banking and financial advisory services, securities trading, hedging, financing and brokerage activities and financial planning and benefits counseling) to other companies in respect of which you may have conflicting interests. Consistent with the Commitment Parties’ respective policies to hold in confidence the affairs of their customers, we will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies (except as contemplated below). You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us or any of our respective affiliates from other companies.

You further acknowledge and agree that (a) no fiduciary, advisory or agency relationship between you and the Commitment Parties is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether the Commitment Parties have advised or are advising you on other matters, (b) the Commitment Parties, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of the Commitment Parties and you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we will have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including equity holders, employees or creditors, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that the Commitment Parties and their affiliates are engaged in a broad range of transactions that may involve interests that differ from your and your affiliates’ interests and that the Commitment Parties have no obligation to disclose such interests and transactions to you or your affiliates, (e) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and (f) each Commitment Party has been, is and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity. In addition, the Commitment Parties may employ the services of their respective affiliates in providing certain services hereunder and may exchange with such affiliates in connection therewith information concerning you and the Company, and such affiliates shall be entitled to the benefits afforded to, and subject to the obligations of, the Commitment Parties under this Commitment Letter.

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You further acknowledge that each Commitment Party and its affiliates is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each Commitment Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrower, the Company and its subsidiaries and other companies with which you, the Borrower, the Sponsor or the Company or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by the Commitment Parties, their affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9.	Assignments; Amendments; Governing Law, Etc.

This Commitment Letter and, except as set forth in Section 3, the commitments hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons) and is not intended to create a fiduciary relationship among the parties hereto. Any and all services to be provided by the Commitment Parties hereunder may be performed by or through any of their respective affiliates or branches. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or by “.pdf” or similar electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Facilities may be transmitted through SyndTrak, Intralinks, the internet, e-mail, or similar electronic transmission systems, and, notwithstanding anything herein to the contrary, that the Commitment Parties shall not be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner unless resulting from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment, of such Commitment Party or any of its affiliates or controlling persons or any of the officers, directors, employees, partners, agents or representatives of any of the foregoing. This Commitment Letter, together with the Fee Letter dated the date hereof, supersedes all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that whether there shall have occurred a Company Material Adverse Effect shall be determined pursuant to the Merger Agreement, which is governed by, and construed in accordance with the laws of, the State of Delaware without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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10.	WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

11.	Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of (i) any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, as to any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any court in which such venue may be laid in accordance with clause (a) of this sentence, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.

12.	Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter or the Fee Letter or their terms or substance shall be disclosed, directly or indirectly, to any other person or entity (including other lenders, underwriters, placement agents, advisors or any similar persons) except (a) that this Commitment Letter, the Term Sheets, the Fee Letter and the contents hereof and thereof may be disclosed to the Sponsor and to your and its respective officers, directors, employees, attorneys, accountants, agents and advisors and co-investors directly involved in the consideration of this matter on a confidential and need-to-know basis, (b) if the Commitment Parties consent to such proposed disclosure, (c) as may be required by the rules, regulations, schedules and forms of the SEC in connection with any filings made with the SEC in connection with the Transactions (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so) or (d) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or regulation, compulsory legal process or as requested by a governmental authority (in which case you agree to inform us promptly thereof to the extent lawfully permitted to do so); provided that (i) you may disclose this Commitment Letter and the contents thereof to the Company and its officers, directors, employees, attorneys, accountants, agents and advisors, on a confidential and need-to-know basis, (ii) you may disclose the Fee Letter and the contents thereof as part of generic disclosure regarding sources and uses (but without disclosing any specific fees, flex or other economic terms set forth therein) in connection with any syndication of the Facilities or prospectus or offering memorandum related to the Senior Notes (or any debt securities issued in lieu of the Senior Notes), or to the Company and its officers, directors, employees, attorneys, accountants, agents and advisors in each case in connection with the Transactions, on a confidential basis and on a redacted basis in a manner reasonably acceptable to the Commitment Parties, (iii) you may disclose to the Company’s auditors the Fee Letter

10

and the contents thereof after the Closing Date for customary accounting purposes, including accounting for deferred financing costs, (iv) the Term Sheets may be disclosed to any rating agency in connection with the Transaction, and (v) you may disclose this Commitment Letter and the contents hereof in any syndication of the Facilities or in any prospectus or offering memorandum related to the Senior Notes (or any debt securities issued in lieu of the Senior Notes) or in any proxy statement or other public filing in connection with the Acquisition.

Each Commitment Party, on behalf of itself and its affiliates, agrees that it will use all confidential information provided to it or its affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent a Commitment Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or otherwise as required by applicable law or regulation or as requested by a governmental authority (in which case such Commitment Party, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, agrees to inform you promptly thereof), (b) upon the request or demand of any regulatory authority having jurisdiction over such Commitment Party or any of its affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by such Commitment Party in violation of this paragraph, (d) to the extent that such information is received by such Commitment Party from a third party that is not to such Commitment Party’s knowledge subject to confidentiality obligations to you, the Company, the Borrower or the Sponsor, (e) to the extent that such information is independently developed by such Commitment Party, (f) to such Commitment Party’s affiliates and their employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information, (g) to prospective Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph), (h) for purposes of establishing a “due diligence” defense or (i) to ratings agencies. Each Commitment Party’s obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the definitive documentation relating to each of the Facilities upon the execution and delivery of the definitive documentation therefor and in any event shall terminate two years from the date hereof.

13.	Surviving Provisions.

The indemnification, confidentiality, jurisdiction, venue, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and the Lead Arrangers’ agreements to provide the services described herein; provided that your obligations under this Commitment Letter, other than those relating to confidentiality and to the syndication of the Facilities, shall automatically terminate and be superseded by the definitive documentation relating to the Facilities upon the initial funding under the Senior Facilities, and you shall be released from all liability in connection therewith at such time (it being understood that your obligations under this Commitment Letter relating to confidentiality and syndication of the Facilities shall survive the execution and delivery of such definitive documentation).

14.	PATRIOT ACT Notification.

We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), each Commitment Party and each

11

Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address, tax identification number and other information regarding the Borrower that will allow such Commitment Party or such Lender to identify the Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Commitment Parties and each Lender.

15.	Amendment and Restatement.

This Commitment Letter amends and restates in its entirety the Commitment Letter, dated as of October 11, 2010, by and among you, Credit Suisse and MSSF.

16.	Acceptance and Termination.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Lead Arrangers executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on October 22, 2010. Each Commitment Party’s respective commitments hereunder and agreements contained herein will expire at such time in the event that the Lead Arrangers have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that the initial borrowing in respect of the Term Facility and the initial closing under the ABL Facility does not occur on or before March 11, 2011 (or such earlier date on which you or your affiliates terminate the Merger Agreement), then this Commitment Letter and the commitments and undertakings of the Commitment Parties hereunder shall automatically terminate unless each of them shall, in their discretion, agree to an extension.

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The Commitment Parties are pleased to have been given the opportunity to assist you in connection with the financing for the Acquisition.

Very truly yours,

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ SoVonna Day-Goins
Name:	SoVonna Day-Goins
Title:	Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By	/s/ Bill O’Daly
Name:	Bill O’Daly
Title:	Director

By	/s/ Vipul Dhadda
Name:	Vipul Dhadda
Title:	Associate

[SIGNATURE PAGE TO AMENDED AND RESTATED COMMITMENT LETTER]

MORGAN STANLEY SENIOR FUNDING, INC.

By	/s/ F Stuart
	Name:	F Stuart
	Title:	Exec Director

[SIGNATURE PAGE TO AMENDED AND RESTATED COMMITMENT LETTER]

BANK OF AMERICA, N.A.

By	/s/ Richard D. Hill, Jr.
	Name:	Richard D. Hill, Jr.
	Title:	Managing Director

BANK OF AMERICA SECURITIES LLC

By	/s/ Michelle DePonte Koren
	Name:	Michelle DePonte Koren
	Title:	Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED COMMITMENT LETTER]

Accepted and agreed to as of the date first above written:

GIRAFFE ACQUISITION CORPORATION

By	/s/ Jordan Hitch
	Name:	Jordan Hitch
	Title:	Secretary

[SIGNATURE PAGE TO AMENDED AND RESTATED COMMITMENT LETTER]

CONFIDENTIAL	EXHIBIT A

Project Giraffe

$225,000,000 Senior Secured Asset-Based Revolving Facility

$720,000,000 Senior Secured Term Loan Facility

$520,000,000 Senior Unsecured Increasing Rate Bridge Facility

Transaction Description1

It is intended that:

(a) a new entity formed at the direction of the Sponsor (“Newco”) will directly or indirectly acquire (the “Acquisition”) a company previously identified to us and code-named “Giraffe” (the “Company”) by means of either (i) the purchase of a majority of shares of the Company pursuant to a cash tender offer, a subsequent issuance of additional shares by the Company to Newco (if necessary) and the subsequent consummation of a short-form merger (the “Short-Form Merger”) or (ii) in the event that the cash tender offer is not successful, a merger transaction approved by the stockholders of the Company (the “Long-Form Merger” and, together with the Short-Form Merger, each a “Merger”), in either case pursuant to an agreement and plan of merger dated as of October 11, 2010 (as amended in accordance with the terms of this Commitment Letter and in effect from time to time, the “Merger Agreement”) entered into in connection therewith;

(b) the Sponsor and other investors (including members of management of the Company) (collectively, the “Investors”) will directly or indirectly contribute to the Borrower an aggregate amount of cash and rollover equity (which, to the extent in respect of any equity of the Borrower other than common stock, shall be on terms reasonably acceptable to the Lead Arrangers, and which, in the case of rollover equity, shall not exceed $25 million for purposes of computing the Equity Contribution) that represents not less than 30% of the sum of (1) the aggregate principal amount of the loans borrowed under the Term Facility (as defined in the Senior Facilities Term Sheet), (2) the aggregate principal amount of the Senior Notes issued and/or the aggregate principal amount of the Senior Bridge Loans borrowed, as applicable, and (3) the amount of such cash and rollover equity contributed, in each case on the Closing Date (as defined below) (collectively, the “Equity Contribution”);

(c) the Borrower will obtain $225 million in commitments under a senior secured asset-based revolving credit facility (the “ABL Facility”) having the terms set forth in Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “ABL Facility Term Sheet”) and $720 million in aggregate principal amount of senior secured term loans (the “Term Facility” and, together with the ABL Facility, the “Senior Facilities”) having the terms set forth in Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Term Facility Term Sheet”);

(d) the Borrower will, at its option, either (i) issue an aggregate principal amount of its senior unsecured notes (the “Senior Notes”) generating up to $520 million in gross proceeds in a Rule 144A or other private placement or (ii) to the extent the Borrower does not so issue the Senior Notes on or prior to the Closing Date, borrow up to $520 million of senior unsecured increasing rate loans (the “Senior Bridge Loans”) under a new senior unsecured credit facility (the “Senior Bridge Facility”) described in the Summary of Principal Terms and Conditions attached hereto as Exhibit D (the “Senior Bridge Term Sheet”); and

[1]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

A-1

CONFIDENTIAL	EXHIBIT A

(e) all indebtedness of the Company and its subsidiaries under the Credit Agreement, dated as of August 11, 2003, among the Company, the additional borrowers named therein and Bank of America, N.A., as lender, as amended, shall have been paid in full, and all commitments, security interests (if any) and guaranties in connection therewith shall have been terminated and released.

Notwithstanding the foregoing, it is understood that the Borrower may elect to reduce the aggregate principal amount of the commitments available under the Term Facility and/or the Senior Bridge Facility at any time on or prior to the Closing Date (as defined below).

The transactions described above, together with the transactions related thereto, are collectively referred to herein as the “Transactions”, and the transaction described in clause (e) above is referred to herein as the “Refinancing”. This Exhibit A, the ABL Facility Term Sheet, the Term Facility Term Sheet, the Senior Bridge Term Sheet and the Additional Conditions Precedent attached hereto as Exhibit E (the “Additional Conditions”) are collectively referred to herein as the “Term Sheets”. The Senior Facilities and the Senior Bridge Facility are collectively referred to herein as the “Facilities”. For purposes of this Commitment Letter, “Closing Date” shall mean the date of the initial funding under the Term Facility and the consummation of the Acquisition.

A-2

EXHIBIT B

Project Giraffe

$225,000,000 Senior Secured Asset-Based Revolving Facility

Summary of Principal Terms and Conditions2

Borrower:	Initially Giraffe Acquisition Corporation (“Merger Sub”), a Delaware corporation, and, following the Acquisition, the Company as the survivor of the Merger contemplated thereby (the “Borrower”).

ABL Administrative Agent:	Bank of America, N.A. (“BANA”) will act as sole and exclusive administrative agent (in such capacity, the “ABL Administrative Agent”) and collateral agent for a syndicate of banks, financial institutions and institutional lenders reasonably acceptable to the Borrower excluding any Disqualified Lender (together with the Initial ABL Lender, the “ABL Lenders”), and will perform the duties customarily associated with such roles.

Bookrunner and Lead Arranger:	Banc of America Securities LLC (“BAS”) will act as lead arranger for the ABL Facility (the “ABL Lead Arranger”) and as bookrunner, and will perform the duties customarily associated with such roles.

ABL Facility:	A senior secured asset-based revolving credit facility in an aggregate principal amount of $225 million (the “ABL Facility”), which shall consist of a $213 million Tranche A sub-facility (the “Tranche A Sub-Facility”) and a $12 million “first-in, last-out” Tranche A-1 sub-facility (the “Tranche A-1 Sub-Facility”). In the event that the Borrower elects to reduce or terminate the commitments under the Tranche A-1 Sub-Facility in accordance with the conditions set forth under the caption “Voluntary Prepayments and Reductions in Commitments” below, the commitments so reduced or terminated may be added, in whole or in part, at the Borrower’s option, to the then outstanding commitments under the Tranche A Sub-Facility and shall thereafter become part of such commitments, and the commitments of the ABL Lenders under the Tranche A Sub-Facility whose commitments under the Tranche A-1 Sub-Facility are being so reduced or terminated shall be automatically increased by the amount so reduced or terminated. Amounts under the ABL Facility will be available in U.S. dollars.

In connection with the ABL Facility, BANA (in such capacity, the “ABL Swingline Lender”) will make available to the Borrower in its sole discretion a swingline facility under the Tranche A Sub-Facility under which the Borrower may make short-term borrowings of up to an amount to be agreed (and in any event no less than $30 million). Except for purposes of calculating the Commitment Fee described below, any such swingline borrowings will reduce availability under the Tranche A Sub-Facility on a dollar-for-dollar basis.

[2]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter, dated as of October 22, 2010, among Credit Suisse AG, Credit Suisse Securities (USA) LLC, Morgan Stanley Senior Funding, Inc., Bank of America, N.A., Banc of America Securities LLC and Giraffe Acquisition Corp., including the Exhibits thereto (the “Commitment Letter”). In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Term Sheet shall be determined by reference to the context in which it is used.

Each ABL Lender holding commitments under the Tranche A Sub-Facility shall, promptly upon request by the ABL Swingline Lender, fund to the ABL Swingline Lender its pro rata share of any swingline borrowings. Notwithstanding anything to the contrary herein, if the Tranche A-1 Sub-Facility is in existence, the Borrower shall have the ability to make swingline borrowings under the Tranche A Sub-Facility even if the availability under the Tranche A-1 Sub-Facility exceeds $0.

Incremental ABL Facilities:	The ABL Facility Documentation will permit the Borrower to increase commitments under the Tranche A Sub-Facility (any such increase, an “Incremental ABL Facility”) in minimum amounts of $25 million up to an aggregate principal amount of $75 million for all such increases; provided that (i) no default or event of default exists or would exist after giving effect thereto, (ii) any Incremental ABL Facility shall be on terms and pursuant to documentation applicable to the Tranche A Sub-Facility, except with respect to any fees that may agreed to among the Borrower and the persons participating in the commitment increase and (iii) the representations and warranties in the ABL Facility Documentation shall be accurate in all material respects. The Borrower may seek commitments in respect of the Incremental ABL Facility from existing ABL Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become ABL Lenders in connection therewith so long as such new ABL Lenders are reasonably acceptable to the ABL Administrative Agent.

Purpose:	The letters of credit and proceeds of loans under the ABL Facility (except as set forth below) will be used by the Borrower and its subsidiaries solely for general corporate purposes (including Permitted Acquisitions).

Availability:

Loans and letters of credit under the ABL Facility shall be made available on the Closing Date, subject to the Borrowing Base, in an aggregate amount of up to $135 million (i) to fund any original issue discount or upfront fees in connection with (x) the “flex” provisions in the Fee Letter or (y) the issuance of the Senior Notes or any other Securities (as defined in the Fee Letter), (ii) for working capital needs of up to $20 million and (iii) for the issuance of letters of credit on the Closing Date to backstop or replace letters of credit outstanding on the Closing Date (including by “grandfathering” such existing letters of credit in the ABL Facility) or for other general corporate purposes.

Loans under the ABL Facility will be available, subject to the then-applicable Borrowing Base, at any time prior to the final maturity of the ABL Facility, in minimum principal amounts consistent with the Documentation Principles. Amounts repaid under the ABL Facility may be reborrowed, subject to the then-applicable Borrowing Base.

Borrowing Base:	The borrowing base for the Tranche A Sub-Facility (the “Tranche A Borrowing Base”) at any time shall equal the sum of (a) 90% of the appraised net orderly liquidation value of eligible inventory of the Borrower and the

Guarantors, plus (b) 85% of eligible trade accounts receivable of the Borrower and the Guarantors, plus (c) 90% of eligible credit card receivables of the Borrower and the Guarantors, plus (d) 90% of the appraised net orderly liquidation value of eligible in-transit inventory of the Borrower and the Guarantors, plus (e) 90% of the appraised net orderly liquidation value of eligible letter of credit inventory of the Borrower and the Guarantors, minus (f) reserves as described below.

The borrowing base for the Tranche A-1 Sub-Facility (the “Tranche A-1 Borrowing Base”) shall (if the Tranche A-1 Sub-Facility is in existence) at any time equal (i) 5% (stepping down to 2.5% on the second anniversary of the Closing Date) of the appraised net orderly liquidation value of the eligible inventory, eligible in-transit inventory and eligible letter of credit inventory of the Borrower and the Guarantors, minus (ii) reserves as described below.

Subject to the provisions set forth under the caption “Minimum Borrowing Base” below, the “Borrowing Base” shall at any time equal the sum of (i) the Tranche A Borrowing Base, plus (ii) if the Tranche A-1 Sub-Facility is in existence, the Tranche A-1 Borrowing Base.

Eligibility criteria for eligible inventory, eligible accounts receivable, eligible credit card receivables, eligible in-transit inventory and eligible letter of credit inventory included in the Borrowing Base shall be set forth in the ABL Facility Documentation in a manner consistent with the Documentation Principles.

The Borrowing Base, the Tranche A Borrowing Base and any Tranche A-1 Borrowing Base will be computed monthly (or weekly at the Borrower’s election, but if the Borrower elects to deliver the borrowing base certificate weekly, it must continue to deliver the borrowing base certificate on a weekly basis through January 15 of the following calendar year) by the Borrower, and a certificate (the “Borrowing Base Certificate”) presenting the Borrower’s computation of the Borrowing Base (including the Tranche A Borrowing Base and any Tranche A-1 Borrowing Base) will be delivered to the ABL Administrative Agent promptly, but in no event later than the tenth business day following the end of each calendar month (or, if weekly borrowing base certificates are being delivered, the third business day of each week); provided, however, that (x) during the continuance of a Specified Default (as defined below), or (y) if Excess Availability (as defined below) under the ABL Facility is less than the greater of (i) $25,000,000 and (ii) 15% of the lesser of (A) the aggregate commitments under the ABL Facility at such time and (B) the Borrowing Base, in either case for five consecutive business days, or (z) any time Excess Availability is less than 10% of the lesser of (A) the aggregate commitments under the ABL Facility at such time and (B) the Borrowing Base, the Borrower will be required to compute the Borrowing Base and deliver a Borrowing Base Certificate on a weekly basis until the date on which, as applicable, in the case of clause (x), such Specified Default is cured or waived, or in the case of clause (y) or clause (z), Excess Availability under the ABL Facility has been at least the greater of (i) $25 million and (ii) 15% of the lesser of (A) the aggregate commitments at such time and (B) the Borrowing Base for at least thirty consecutive days.

The ABL Administrative Agent will have the right to establish and modify reserves against the Borrowing Base assets in its Permitted Discretion, with prior written notice to the Borrower. For purposes of the foregoing, “Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Specified Default” shall mean any payment or bankruptcy or insolvency event of default and any event of default arising from failure to deliver a Borrowing Base Certificate, failure to comply with the Fixed Charge Coverage Ratio, failure to comply with the insurance or use of proceeds covenants, failure to comply with cash management provisions relating to cash dominion or the opening and closing of bank accounts or breach of a representation or warranty made or deemed made in any Borrowing Base Certificate or any certificate accompanying the delivery of any financial statement.

Minimum Borrowing Base:

At any time prior to the ABL Administrative Agent’s receipt of the initial collateral exams and appraisals and such other initial Borrowing Base collateral diligence as the ABL Administrative Agent may reasonably request (the “Initial Collateral Diligence”), the Borrowing Base shall be calculated in accordance with the following principles (the Borrowing Base as calculated in accordance with such principles, the “Minimum Borrowing Base”):

(a) An assumed 85% net orderly liquidation value for eligible inventory through December 31, 2010, and an assumed 80% net orderly liquidation value for eligible inventory thereafter;

(b) An advance of 90% on eligible inventory (it being understood that until the Initial Collateral Diligence is completed, “eligible inventory” shall be deemed to equal 95% of the stock ledger balance determined in accordance with clause (f) below);

(c) An advance of 90% on eligible letter of credit inventory and eligible in-transit inventory (until the Initial Collateral Diligence is completed, to be deemed to equal 75% of the documentary letter of credit balance determined in accordance with clause (f) below);

(d) An advance of 90% on eligible credit card receivables (until the Initial Collateral Diligence is completed, to be deemed to equal the balance for credit card receivables determined in accordance with clause (f) below);

(e) An advance of 85% on eligible trade accounts receivables (until the Initial Collateral Diligence is completed, to be deemed to equal 50% of book value of accounts receivable determined in accordance with clause (f) below);

(f) On the Closing Date, actual most recent end-of-month or most recent end-of-week (at the Borrower’s option) balances for inventory, letter of credit inventory, in-transit inventory, trade accounts receivable and credit card receivables; and

(g) Availability reserves of $8 million.

Upon the ABL Administrative Agent’s receipt of the Initial Collateral Diligence, the Borrowing Base shall no longer be calculated in accordance with the principles described under “Minimum Borrowing Base”, and the Borrowing Base will promptly be adjusted by the Administrative Agent to the appropriate levels in accordance with definition of “Borrowing Base” above.

You will use commercially reasonable efforts to provide (or to help the ABL Administrative Agent obtain) the Initial Collateral Diligence prior to the Closing Date.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	During the continuance of any Specified Default, all overdue obligations owing under the ABL Facility Documentation shall bear interest at the applicable interest rate plus 2% per annum.

Letters of Credit:	The Tranche A Sub-Facility will include a sublimit to be agreed (but no less than $150 million) for the issuance of standby and commercial letters of credit. Letters of credit will be issued by the ABL Administrative Agent and/or another ABL Lender holding commitments under the Tranche A Sub-Facility and reasonably acceptable to the Borrower and the ABL Administrative Agent (each, an “ABL Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the ABL Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the Borrower within one business day. To the extent that the Borrower does not reimburse the ABL Issuing Bank within one business day, the ABL Lenders holding commitments under the Tranche A Sub-Facility shall be irrevocably obligated to reimburse the ABL Issuing Bank pro rata based upon their respective commitments.

Final Maturity:	The ABL Facility will mature on the date that is five years after the Closing Date; provided, that the ABL Facility Documentation shall provide the right for the Borrower to extend commitments and/or outstandings pursuant to one or more tranches with only the consent of the respective extending ABL Lenders; it being understood that any such amend and extend will be subject to a most favored nation provision based on yield on terms to be mutually agreed by the ABL Lead Arranger and the Borrower and that each ABL Lender under the tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other ABL Lender under such tranche.

Guarantees:	All obligations of the ABL Loan Parties (as defined below) (the “Borrower Obligations”) under the ABL Facility and under any interest rate protection or other hedging arrangements entered into with an ABL Lender, the ABL Administrative Agent, the ABL Lead Arranger, the Term Administrative Agent, the Bridge Administrative Agent, a Term/Bridge Lead Arranger or, in each case, any affiliate thereof at the time of the entering into of such arrangements and designated by the Borrower as “ABL Hedging Obligations” (unless such hedging arrangements are with the ABL Administrative Agent or any of its affiliates, in which case such hedging obligations will be deemed “ABL Hedging Obligations”) (“Hedging Obligations”) and under any cash management arrangements entered into with an ABL Lender or any affiliate of an ABL Lender at the time of the entering into of such arrangements and designated by the Borrower as “ABL Cash Management Obligations” (unless such cash management arrangements are with the ABL Administrative Agent or any of its affiliates, in which case such cash management obligations will be deemed “ABL Cash Management Obligations”) (“Cash Management Obligations”) will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by the direct parent company of the Borrower (“Holdings”) and, except to the extent prohibited or restricted by applicable law or contract (including any requirement to obtain the consent of any governmental authority or third party), each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. subsidiary of the Borrower (other than any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of the Borrower, any U.S. subsidiary that is a disregarded entity for U.S. federal income tax purposes if substantially all of its assets consist of the capital stock of one or more foreign subsidiaries, unrestricted subsidiaries, special purpose entities used for securitization facilities and immaterial subsidiaries) (the “ABL Subsidiary Guarantors” and, together with Holdings, the “ABL Guarantors” and, collectively with the Borrower and Holdings, the “ABL Loan Parties”). Any guarantees to be issued in respect of the Term Facility, Senior Notes or the Senior Bridge Facility shall be pari passu in right of payment with the obligations under the Guarantees.

Security:	The Borrower Obligations, the Guarantees, any Hedging Obligations and any Cash Management Obligations will be secured by the following: (a) a perfected first-priority security interest in substantially all personal property of the ABL Loan Parties consisting of all accounts receivable arising from the sale of inventory (and other goods and services), inventory, cash and cash equivalents, deposit accounts (other than designated deposit accounts containing solely the proceeds of Collateral that is not Current Asset Collateral) and books and records related to the foregoing and, in each case, proceeds thereof (the “Current Asset Collateral”); (b) a perfected second-priority pledge of all the capital stock directly held by the Borrower or any ABL Guarantor in any subsidiary (which pledge, in the case of the capital stock of any foreign subsidiary of a U.S. entity or of a U.S. entity that is a disregarded entity for U.S. federal income tax purposes if substantially all of its assets consist of the capital stock of one or more foreign subsidiaries, shall be limited to 65% of the stock of such foreign subsidiary or such U.S. entity, as the case may be) (the collateral described in clause (b) collectively, the “Pledged Collateral”); (c) perfected second-priority security interests in, and mortgages on, substantially all plant, owned real property and equipment of the ABL Loan Parties (the “PP&E Collateral”); and (d) perfected second-priority security interests in substantially all other personal property of the ABL Loan Parties, including, without limitation, investment property, contracts (other than those relating to the Current Asset Collateral), patents, copyrights, trademarks and other general intangibles (other than those relating to the Current Asset Collateral) (the “Other Personal Property Collateral” and, together with the Current Asset Collateral, Pledged Collateral and the PP&E Collateral, the “Collateral”), in

each case, subject to permitted liens and to customary exceptions. The relative rights and priorities in the Collateral among the ABL Lenders and the lenders under the Term Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) consistent with the Documentation Principles. Subject to the Intercreditor Agreement, on the Closing Date, the Borrower and the Guarantors shall grant to the ABL Administrative Agent and its agents a royalty-free license, acknowledged by the Term Administrative Agent, to the intellectual property included within the Other Personal Property Collateral (including any data, copyrights, trade secrets, rights enjoyed under license, and trademarks so included) and access to any PP&E Collateral, permitting the use of such intellectual property and PP&E Collateral in connection with the exercise of remedies with respect to, or the sale or other disposition of, the Current Asset Collateral by the Administrative Agent, in each case subject to customary terms and restrictions necessary to maintain and protect such intellectual property and PP&E Collateral, including terms protecting confidential and secret information, requiring the use of appropriate legal notices, compliance with existing license provisions, and, with regard to marks, requiring that quality be maintained and goodwill appropriately inured. All proceeds from the liquidation of the Collateral shall be applied to the obligations with respect to the loans under the ABL Facility before being applied to any Hedging Obligations or any Cash Management Obligations.

Notwithstanding the foregoing, (a) the Collateral shall not include: (i) any immaterial fee-owned real property and any leasehold interest (other than the use of commercially reasonable efforts (which shall not require any economic or other material concessions to landlords) to obtain leasehold mortgages for certain material distribution center locations to be agreed) (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) motor vehicles and other assets subject to certificates of title, (iii) commercial tort claims below a threshold to be agreed, (iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, (v) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party), (vi) equity interests in joint ventures or any non-wholly-owned subsidiaries, but only to the extent that the organizational documents or other agreements with other equity holders do not permit or restrict the pledge of such equity interests and (vii) pledges and security interests in agreements, licenses and leases that are prohibited or restricted by such agreements, licenses and leases (including any requirement to obtain the consent of any governmental authority or third party), to the extent prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code) other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (b) control agreements and perfection by “control” (other than in respect of certificated Pledged Collateral) shall not be required with respect to any Collateral (including without limitation deposit accounts, other bank or securities accounts, etc.) (except to the extent expressly required under the caption “Cash Management/Cash Dominion” below); and (c) no actions in any non-U.S. jurisdiction or required by the laws of any

non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); and no actions shall be required to perfect a security interest in letter of credit rights other than the filing of a Uniform Commercial Code financing statement.

Notwithstanding the foregoing, (a) assets will be excluded from the Collateral in circumstances where the costs of obtaining a security interest in such assets exceed the practical benefit to the ABL Lenders afforded thereby, and (b) the requirements of the preceding two paragraphs shall be subject to the Certain Funds Provision.

Cash Management/Cash Dominion:

The Borrower and the Guarantors shall be obligated to put in place account control agreements on the primary domestic concentration accounts of the Borrower and the ABL Subsidiary Guarantors within 90 days after the Closing Date, subject to extensions agreed to by the ABL Administrative Agent. In the event that such control agreements are not obtained within such 90-day period, then within 60 days thereafter the Borrower shall cause any such primary domestic concentration accounts not subject to a control agreement to be moved to accounts with BANA or another ABL Lender (which ABL Lender will promptly enter into a control agreement in favor of the ABL Administrative Agent, for the benefit of the ABL Lenders). During a Cash Dominion Period (as defined below), amounts in controlled concentration accounts will be swept into a collection account maintained with the ABL Administrative Agent and used to repay borrowings under the ABL Facility, subject to customary exceptions and thresholds (which shall include exceptions for payroll, trust and tax withholding accounts; petty cash accounts below a threshold to be agreed; and uncontrolled cash below a threshold to be agreed). The ABL Loan Parties will covenant to transfer cash to concentration accounts, with exceptions for payroll, trust and tax withholding accounts; petty cash accounts below a threshold to be agreed; and uncontrolled cash below a threshold to be agreed.

“Cash Dominion Period” means (a) the period from the date that Excess Availability shall have been less than the greater of (x) 15% of the lesser of (i) the aggregate commitments at such time and (ii) the Borrowing Base and (y) $25 million for five consecutive business days to the date Excess Availability shall have been at least the greater of (x) 15% of the lesser of (i) the aggregate commitments at such time and (ii) the Borrowing Base and (y) $25 million for 30 consecutive calendar days (a “Liquidity Condition”) or (b) upon the occurrence of a Specified Default, the period that such Specified Default shall be continuing.

“Excess Availability” shall mean, at any time, the remainder of (a) the lesser of (i) the aggregate commitments under the ABL Facility at such time and (ii) the Borrowing Base as then in effect over (b) the sum of (i) aggregate principal amount of all loans then outstanding and (ii) all amounts outstanding under letters of credit at such time.

Mandatory Prepayments:	If at any time the aggregate amount of outstanding loans, unreimbursed letter of credit drawings and undrawn letters of credit under the ABL Facility exceeds the lesser of (i) the aggregate commitments under the ABL Facility at such time and (ii) the then-applicable Borrowing Base, then the Borrower will immediately repay outstanding loans under the ABL Facility and cash collateralize outstanding letters of credit in an aggregate amount equal to such excess, with no reduction of any of ABL Facility commitments.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the Tranche A Sub-Facility commitments and prepayments of borrowings thereunder will be permitted at any time (subject to customary notice requirements), in minimum principal amounts consistent with the Documentation Principles, without premium or penalty, subject to reimbursement of the redeployment costs of ABL Lenders under the Tranche A Sub-Facility in the case of a prepayment of Adjusted LIBOR borrowings prior to the last day of the relevant interest period. So long as no loans under the Tranche A Sub-Facility are outstanding, the Borrower may prepay loans under the Tranche A-1 Sub-Facility on the terms and conditions applicable to optional prepayments of loans under the Tranche A Sub-Facility set forth in the immediately preceding sentence. If the Tranche A-1 Sub-Facility is prepaid in part, any borrowings by the Borrower made thereafter shall be first made under the Tranche A-1 Sub-Facility until the borrowings under the Tranche A-1 Sub-Facility are equal to the maximum amount available under the Tranche A-1 Sub-Facility. The Borrower may elect to terminate or reduce the Tranche A-1 Sub-Facility commitments at any time (subject to customary notice requirements) and, notwithstanding anything to the contrary herein, prepay the loans then outstanding under the Tranche A-1 Sub-Facility without first repaying the loans then outstanding under the Tranche A Sub-Facility, provided that after giving pro forma effect to such termination or reduction and prepayment, and on a projected 6-month basis thereafter, Excess Availability shall be greater than 20% of the lesser of (i) the Borrowing Base then in effect and (ii) the aggregate commitments under the ABL Facility.

ABL Facility Documentation:	The Facilities Documentation for the ABL Facility (the “ABL Facility Documentation”) shall be negotiated in good faith, shall contain the terms and conditions set forth in this Exhibit B and shall be usual and customary for transactions of this kind, reflecting (i) the operational and strategic requirements (in the case of strategic requirements, as disclosed to the ABL Administrative Agent on or prior to the date hereof) of the Borrower and its subsidiaries in light of their size, industries, practices and proposed business plan (in the case of proposed business plan, as disclosed to the ABL Administrative Agent on or prior to the date hereof) and (ii) recent retail asset-based credit facility transaction precedent for transactions negotiated between the Sponsor and BANA, as administrative agent, and BAS, as lead arranger (collectively, the “Documentation Principles”). The ABL Facility credit agreement shall contain only those payments, conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Exhibit B (including the conditions to borrowing set forth under the caption “Conditions Precedent to Initial Borrowing” below), in each case, applicable to Holdings, the Borrower and its restricted subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Documentation Principles.

Representations and Warranties:	Limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries): existence, qualification and power; compliance with laws; due authorization; no contravention; material governmental approvals; execution, delivery and enforceability; financial statements; no material adverse effect; litigation; labor matters; ownership of property; environmental matters; taxes; ERISA compliance; subsidiaries; margin regulations; Investment Company Act; disclosure; intellectual property; solvency at closing (such representation and warranty to contain a definition of solvency consistent with the solvency certificate in the form set forth in Annex I attached to Exhibit E of the Commitment Letter); the creation, validity, perfection and priority of security interests in the Collateral (subject to permitted liens); absence of liens (other than permitted liens) and absence of default.

Conditions Precedent to Initial Borrowing:	Subject to the Certain Funds Provision, the initial borrowings under the ABL Facility on the Closing Date will be subject only to the applicable conditions precedent set forth in the Commitment Letter, the following paragraph and Exhibit E to the Commitment Letter, and under the heading “Availability” above.

Conditions Precedent to all Borrowings:	Delivery of notice of borrowing and borrowing base certificate, (subject on the Closing Date to the Certain Funds Provision) accuracy of representations and warranties in all material respects, provided, that any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein); compliance with the Borrowing Base and, except for the initial borrowings under the ABL Facility on the Closing Date, absence of defaults.

Affirmative Covenants:

Limited to the following (to be applicable to the Borrower and its restricted subsidiaries): delivery of financial statements and Borrowing Base Certificate; annual budget; notices of default and other material events; payment of taxes and material obligations; maintenance of existence; maintenance of properties; maintenance of insurance; compliance with laws; books and records; inspection rights; covenant to guarantee obligations and give security; compliance with environmental laws; further assurances as to security; periodic updates of the field audit and inventory appraisal conducted in connection with the establishment of the ABL Facility; designation of subsidiaries; annual physical inventories and cash management systems.

The Administrative Agent may conduct (A) up to one (1) field examination and up to one (1) inventory appraisal (each at the expense of the Borrower) during any calendar year; provided that (X) at any time after the date on which Excess Availability has been less than 50% of the lesser of (i) the aggregate commitments at such time and (ii) the Borrowing Base for five consecutive Business Days, field examinations and inventory appraisals may each be conducted (at the expense of the Borrower) two (2) times during any calendar year, (Y) at any time after the date on which Excess Availability has been less than 15% of the lesser of (i) the aggregate commitments at such time and (ii)

the Borrowing Base for five consecutive Business Days, field examinations and inventory appraisals may each be conducted (at the expense of the Borrower) three (3) times during any calendar year, or (Z) at any time during the continuation of a Specified Default, field examinations and inventory appraisals may be conducted (at the expense of the Borrower) as frequently as determined by the Administrative Agent in its reasonable discretion, and (B) up to one (1) additional field examination and up to one (1) additional inventory appraisal during any calendar year at the expense of the Lenders.

Negative Covenants:

Limited to the following (to be applicable to the Borrower and its restricted subsidiaries): liens; investments (including acquisitions, loans, etc.); debt (with a basket for any Refinancing Debt (as defined in the Term Facility Term Sheet)); sale-leaseback transactions; fundamental changes; dispositions; restricted payments; material changes in nature of business; transactions with affiliates; restrictions on subsidiary distributions and negative pledge clauses; use of proceeds; changes in fiscal year; and prepaying and amending certain debt (provided that prepayments may be made subject to compliance with the Payment Conditions (as defined below)). Certain baskets and exceptions to the foregoing covenants shall be agreed.

The Borrower or any restricted subsidiary will be permitted to make acquisitions (each, a “Permitted Acquisition”) so long as (a) before and after giving effect thereto, no event of default has occurred and is continuing, (b) the Borrower is in compliance with the Payment Conditions and (c) subject to the limitations and exceptions set forth in “Guarantees” and “Security” above, if applicable, the acquired company and its subsidiaries (other than any designated as an unrestricted subsidiary) will become ABL Subsidiary Guarantors and pledge their Collateral to the ABL Administrative Agent.

Unless an event of default has occurred and is continuing or would result therefrom, the Borrower or any restricted subsidiary may (i) pay dividends and make other payments in respect of capital stock and other restricted payments, (ii) prepay and voluntarily redeem other debt, (iii) make investments and (iv) incur unsecured or subordinated debt, in each case subject to the Payment Conditions. “Payment Conditions” shall mean (x) pro forma compliance for the four fiscal quarters most recently preceding such transaction or payment with a Fixed Charge Coverage Ratio of 1.10:1.00 and (y) the Borrower’s having pro forma and 6-month projected Excess Availability in excess of the greater of (A) 20% of the lesser of (i) the aggregate commitments at such time and (ii) the Borrowing Base and (B) $40 million; provided that, with respect to Permitted Acquisitions or other investments and the incurrence of unsecured or subordinated debt, the Borrower shall instead be required to be in pro forma compliance with a Fixed Charge Coverage Ratio of 1.00:1.00 for the purposes of clause (x) above.

Financial Covenants:	If on any date Excess Availability shall be less than the greater of (A) 12.5% of the lesser of (i) the aggregate commitments at such time and (ii) the Borrowing Base and (B) $20 million (any such date, a “Test Date”) and until Excess Availability is greater than or equal to the greater of (A) 12.5% of the lesser of (i) the aggregate commitments at such time and (ii) the Borrowing Base and (B) $20 million for thirty consecutive calendar days, the Borrower shall comply with a minimum ratio (the “Fixed Charge Coverage Ratio”) of (x) Consolidated EBITDA (to be defined in a manner consistent with the Documentation Principles) minus cash taxes minus unfinanced cash capital expenditures to (y) consolidated cash interest expense (net of cash interest income) plus scheduled principal amortization of indebtedness for borrowed money plus restricted payments made in reliance on compliance with the Payment Conditions, of at least 1.00 to 1.00, to be tested as of the most-recent quarter end occurring immediately prior to any Test Date (on a trailing four quarter basis) and on the last day of each fiscal quarter of the Borrower on a trailing four quarter basis (with such financial definitions to be defined in a manner consistent with the Documentation Principles and which shall provide for customary pro forma adjustments, including pro forma cost savings and synergy addbacks subject to limitations to be agreed).

For purposes of determining compliance with the foregoing Fixed Charge Coverage Ratio, any cash equity contribution (which equity shall be common equity or other equity on terms and conditions reasonably acceptable to the ABL Administrative Agent) made to the Borrower after the Closing Date and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter or fiscal year and designated on the date of such contribution as a “Specified Equity Contribution” will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA (to be defined in a manner consistent with the Documentation Principles) for the purposes of determining compliance with the Fixed Charge Coverage Ratio at the end of such fiscal quarter or fiscal year and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”), provided that (a) no more than two Specified Equity Contributions may be made in any period of four consecutive fiscal quarters and no more than five Specified Equity Contributions may be made during the term of the ABL Facility, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the Fixed Charge Coverage Ratio specified above, (c) all Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial ratio-based conditions or any baskets with respect to the covenants contained in the ABL Facility, (d) the proceeds of any Specified Equity Contribution shall have been contributed to the Borrower as cash equity and (e) there shall be no pro forma reduction in scheduled principal amortization of indebtedness or interest expense with the proceeds of any Specified Equity Contribution for purposes of calculating the Fixed Charge Coverage Ratio.

Unrestricted Subsidiaries:	The ABL Facility Documentation will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenant or event of default provisions of the ABL Facility Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the ABL Facility Documentation. Notwithstanding anything herein to the contrary, the Borrower shall not be permitted to designate any subsidiary that owns assets included in the Borrowing Base as an unrestricted subsidiary.

Events of Default:	Limited to the following: nonpayment of principal, interest, fees or other amounts (with grace period for interest, fees and other amounts); failure to perform negative covenants and to comply with the Fixed Charge Coverage Ratio (if applicable) and the use of proceeds covenants (and affirmative covenants to (i) provide notice of default, (ii) deliver the Borrowing Base Certificate subject to a two Business Day cure period, (iii) maintain insurance related to the Collateral, (iv) permit inspections, exams and appraisals, (v) delivery of compliance certificate and (vi) comply with the cash management provisions of the ABL Facility (subject to a five business day cure period for delivery of any account control agreement required in connection with any new account) (in the case of the use of proceeds covenant and clauses (i), (iii), (iv) and (v), subject to a five business day cure period if such default could not materially adversely impact the ABL Lenders’ liens on the Collateral)); failure to perform other covenants subject to a 30-day cure period, in each case after notice from the ABL Administrative Agent; any representation or warranty incorrect in any material respect when made or deemed made; cross-default to other indebtedness (including the Term Facility) subject to a threshold amount (provided, that the occurrence of a financial covenant event of default under the Term Facility shall not constitute an event of default under the ABL Facility until the earliest of (x) 60 days after the date of such event of default (during which period such event of default is not waived or cured), (y) the acceleration of the obligations under the Term Facility or (z) the exercise of secured creditor remedies by the agent and/or lenders under the Term Facility as a result of such event of default); bankruptcy and similar proceedings; inability to pay debts (subject to a threshold amount) or attachment against any material part of the property of the ABL Loan Parties; monetary judgment defaults subject to a threshold; ERISA events that could reasonably be expected to result in a material adverse effect; invalidity (actual or asserted by the Borrower) of the applicable ABL Facility Documentation or material portion of Collateral; change of control (to include a pre- and post-initial public offering provision); suspension of operation of business or liquidation of all or substantially all locations; termination of Guarantees (except for any permitted release or termination); and a material indictment of any ABL Loan Party where such alleged crime would constitute a felony under applicable law.

Voting:	Amendments and waivers of the ABL Facility Documentation will require the approval of ABL Lenders holding more than 50% of the aggregate principal amount of the loans and commitments under the ABL Facility (the “Required ABL Lenders”), except that (i) the consent of each ABL Lender directly adversely affected thereby shall be required with respect to (a) increases in the commitment of such ABL Lender, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the due date of any interest or fee payment, (d) releases of all or substantially all ABL Guarantors or all or substantially all of the Collateral, (e) changes in voting thresholds, (f) modifications to any provision requiring the pro rata treatment of ABL Lenders and (g) increasing advance rates under the definition of Borrowing Base and (ii) the consent of a supermajority (66.7%) of the ABL Lenders shall be required for any changes to the Borrowing Base definition or the component definitions thereof which result in increased borrowing availability; provided that any such changes in this clause (ii) which affect the Tranche A-1 Borrowing Base will require the consent of the ABL Lenders under the Tranche A-1 Sub-Facility holding 66.7% of the aggregate principal amount of the loans and commitments under the Tranche A-1 Sub-Facility; and provided further that the foregoing shall not impair the ability of the Administrative Agent to modify reserves against the Borrowing Base assets in its Permitted Discretion.

Notwithstanding the foregoing, modifications to provisions requiring pro rata payments or sharing of payments in connection with “amend and extend” transactions shall only require the approval of the Required ABL Lenders.

The ABL Facility Documentation shall contain customary provisions relating to “defaulting” ABL Lenders and agents (including for insolvency), including provisions relating to providing cash collateral to support swingline loans or letters of credit, the suspension of voting rights, rights to receive certain fees, and termination or assignment of commitments or Loans of such ABL Lenders.

Cost and Yield Protection:	The ABL Facility Documentation shall contain customary provisions (a) protecting the ABL Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law and from the imposition of or changes in certain withholding or other taxes and (b) indemnifying the ABL Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR borrowings on a day prior to the last day of an interest period with respect thereto.

Assignments and Participations:	The ABL Lenders will be permitted to assign (other than to any Disqualified Lender) loans and commitments under the ABL Facility with the consent of the Borrower, the ABL Swingline Lender and the ABL Issuing Bank (in each case, not to be unreasonably withheld); provided that no consent of the Borrower shall be required after the occurrence and during the continuance of a Specified Default. All assignments will require the consent of the ABL Administrative Agent and, in the case of the Tranche A Sub-Facility, the ABL Swingline Lender and the issuers of letters of credit, not to be unreasonably withheld or delayed. Each assignment in respect of the Tranche A Sub-Facility will be in an amount of an integral multiple of $5,000,000, and each assignment in respect of the Tranche A-1 Sub-Facility will be in an amount of an integral multiple of $1,000,000 or, in each case, if less, all of such ABL Lender’s remaining loans and commitments of the applicable sub-facility. An assignment fee in the amount of $3,500 shall be paid by the respective assignor or assignee to the ABL Administrative Agent.

The ABL Lenders will be permitted to sell participations in loans and commitments without consent being required, subject to customary limitations. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the due date of any amortization, interest or fee payment, (d) releases of the guarantees of all or substantially all ABL Guarantors or all or substantially all of the Collateral and (e) changes in voting threshold.

The ABL Facility Documentation will contain customary provisions allowing the Borrower to replace an ABL Lender in connection with amendments and waivers requiring the consent of all ABL Lenders or of all ABL Lenders directly adversely affected thereby (so long as the Required ABL Lenders have approved the amendment or waiver), increased costs, taxes, etc. and Defaulting ABL Lenders.

Expenses and Indemnification:

The Borrower shall pay (a) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the ABL Administrative Agent and the ABL Lead Arranger incurred on or after the Closing Date (promptly following written demand therefor) associated with the syndication of the ABL Facility and the preparation, execution, delivery and administration of the ABL Facility Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the ABL Administrative Agent and the ABL Lead Arranger taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction) and (b) all reasonable and documented out-of-pocket expenses of the ABL Administrative Agent and the ABL Lenders promptly following written demand therefor (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the ABL Administrative Agent and the ABL Lenders taken as a whole, and, if necessary, of one local counsel to the ABL Administrative Agent and the ABL Lenders taken as a whole in any relevant material jurisdiction) in connection with the enforcement of the ABL Facility Documentation or protection of rights thereunder.

The ABL Administrative Agent, the ABL Lead Arranger and the ABL Lenders (and their affiliates and their respective officers, directors, employees, partners, agents and other representatives) (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all indemnified persons taken as a whole and, if reasonably necessary, a single local counsel for all indemnified persons taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected indemnified persons similarly situated taken as a whole incurred in respect of the ABL Facility or the use or the proposed use of proceeds thereof, except to the extent they arise from the gross negligence, bad faith or willful misconduct of, or material breach of the ABL Facility Documentation by, the relevant indemnified person or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons other than any claims against an indemnified person in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the ABL Facility and other than any claims arising out of any act or omission of the Borrower or any of its affiliates.

For purposes hereof, a “Related Indemnified Person” of an indemnified person means (1) any controlling person or controlled affiliate of such indemnified person, (2) the respective directors, officers, or employees of such indemnified person or any of its controlling persons or controlled affiliates and (3) the respective agents, of such indemnified person or any of its controlling persons or controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such indemnified person, controlling person or such controlled affiliate; provided that each reference to a controlled affiliate in this sentence pertains to a controlled affiliate involved in the negotiation or syndication of the Commitment Letter or the ABL Facility.

Governing Law and Forum:	New York.

Counsel to the ABL Commitment Parties and ABL Lead Arranger:	Morgan, Lewis & Bockius LLP.

ANNEX B-I

Interest Rates:	The interest rates under the ABL Facility will be as follows:

At the option of the Borrower, initially, Adjusted LIBOR plus (x) 2.50% for loans made under the Tranche A Sub-Facility or (y) 4.00% for loans made under the Tranche A-1 Sub-Facility or ABR plus (A) 1.50% for loans made under the Tranche A Sub-Facility or (B) 3.00% for loans made under the Tranche A-1 Sub-Facility, which margins shall be subject to quarterly adjustment commencing at the completion of the second full fiscal quarter completed after the Closing Date in accordance with the pricing grid set forth below, based on Average Daily Excess Availability. Each Swingline Loan shall bear interest at ABR plus the applicable spread over ABR for ABR loans.

Average Daily Excess Availability shall mean, for any period, the average of the amounts representing the excess, for each day during such period, of (a) the lesser of (i) the aggregate commitments under the ABL Facility and (ii) the Borrowing Base as then in effect over (b) the sum of (i) aggregate principal amount of all loans then outstanding and (ii) all amounts outstanding under letters of credit at such time.

	Pricing Level	Average Daily Excess Availability	Tranche A ABR Loans	Tranche A LIBOR Loans	Tranche A-1 ABR Loans	Tranche A-1 LIBOR Loans
	I	Less than or equal to $[TBD]	1.75%	2.75%	3.25%	4.25%
	II	Less than or equal to $[TBD] but greater than $[TBD]	1.50%	2.50%	3.00%	4.00%
	III	Greater than $[TBD]	1.25%	2.25%	2.75%	3.75%

	The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant ABL Lenders, 9 or 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable (i) in the case of Adjusted LIBOR loans, at the end of each interest period and, in any event, at least every 3 months and (ii) in the case of ABR loans, quarterly in arrears.

I-B-1

ABR is the Alternate Base Rate, which is the highest of the ABL Administrative Agent’s Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1.00% and one-month Adjusted LIBOR plus 1.00%.

Adjusted LIBOR is the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements, if any.

Letter of Credit Fee:

A per annum fee equal to (i) the spread over Adjusted LIBOR under the Tranche A Sub-Facility, in the case of standby letters of credit, or (ii) fifty percent (50%) of the spread over Adjusted LIBOR under the Tranche A Sub-Facility, in the case of trade letters of credit, will accrue on the aggregate face amount of outstanding letters of credit under the ABL Facility, payable in arrears at the end of each quarter and upon the termination of the ABL Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the ABL Lenders participating in the ABL Facility pro rata in accordance with the amount of each such ABL Lender’s ABL Facility commitment. In addition, the Borrower shall pay to the ABL Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the ABL Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:

Initially, 0.625% per annum and, after the first full fiscal quarter following the Closing Date, a percentage per annum determined in accordance with the pricing grid set forth below, based on the Average Daily Used Percentage, payable to the ABL Lenders (other than Defaulting ABL Lenders) quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the ABL Facility.

Average Daily Used Percentage shall mean, for any period, the percentage derived by dividing (a) the sum of (x) the average daily principal balance of all loans (other than the principal balance of any Swingline Loans) during such period plus (y) the average daily undrawn amount of all outstanding letters of credit issued for the account or on behalf of the Borrower during such period by (b) the average daily amount of the aggregate commitments under the ABL Facility during such period.

	Pricing Level	Average Daily Used Percentage	Commitment Fee Rate
	I	Less than 33%	0.625%
	II	Greater than or equal to 33% but less than or equal to 66%	0.50%
	III	Greater than 66%	0.375%

I-B-2

CONFIDENTIAL	EXHIBIT C

Project Giraffe

$720,000,000 Senior Secured Term Loan Facility

Summary of Principal Terms and Conditions3

Borrower:	Initially Giraffe Acquisition Corporation (“Merger Sub”), a Delaware corporation, and, following the Acquisition, the Company as the survivor of the Merger contemplated thereby (the “Borrower”).

Administrative Agent:	Credit Suisse AG (acting through such of its affiliates or branches as it deems appropriate, “CS”) will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) and collateral agent for a syndicate of banks, financial institutions and institutional lenders (excluding any Disqualified Lender) (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Joint Lead Bookrunners and Joint Lead Arrangers:	Credit Suisse Securities (USA) LLC (“CS Securities”) and MSSF will act as joint lead arrangers for the Term Facility (the “Lead Arrangers”) and as joint lead bookrunners, and will perform the duties customarily associated with such roles.

Senior Secured Term Loan Facility:	A senior secured term loan B facility in an aggregate principal amount of $720 million (the “Term Facility”); provided that the aggregate principal amount of the commitments available under the Term Facility may be reduced at the election of the Borrower at any time on or prior to the Closing Date.

Incremental Facilities:	The Term Facility Documentation will permit the Borrower to add one or more incremental term loan facilities to the Term Facility (each, an “Incremental Term Facility”); provided that (i) the Borrower is in compliance with the financial maintenance covenants contained in the Term Facility Documentation after giving pro forma effect to all indebtedness incurred under the applicable Incremental Term Facility, (ii) the Incremental Term Facilities do not exceed in the aggregate $200 million minus the amount of commitments under the Incremental ABL Facilities that shall have become effective, (iii) the Consolidated Net First Lien Leverage Ratio (to be defined in a manner consistent with the Documentation Principles and in any event to provide for netting of up to $50 million of unrestricted cash and cash equivalents in a manner consistent with the Documentation Principles) as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements are internally available, on a pro forma basis giving effect to such Incremental Term Facility, does not exceed the pro forma Consolidated Net First Lien Leverage Ratio on the Closing Date, (iv) no default or event of default exists or would exist after giving effect thereto, (v) the Incremental Term Facilities will rank pari passu in right of payment and security with the Term Facility, (vi) the Incremental Term Facilities will have a final maturity no

[3]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

earlier than the final maturity of the Term Facility, (vii) the weighted average life to maturity of any Incremental Term Facility shall be no shorter than that of the Term Facility, (viii) subject to clauses (vi) and (vii) above, the amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder, (ix) the all-in yield (whether in the form of interest rate margins, original issue discount, upfront fees or an Adjusted LIBOR or ABR floor greater than 1.75% or 2.75%, respectively, with such increased amount being equated to interest margin for purposes of determining any increase to the applicable interest margin under the Term Facility) applicable to any Incremental Term Facility will be determined by the Borrower and the lenders providing such Incremental Term Facility, but will not be more than 0.50% higher than the corresponding all-in yield (after giving effect to interest rate margins (including the Adjusted LIBOR and ABR floors), original issue discount and upfront fees) for the existing Term Facility, unless the interest rate margins with respect to the existing Term Facility are increased by an amount equal to the difference between the all-in yield with respect to the Incremental Term Facility and the corresponding all-in yield on the existing Term Facility minus 0.50%, (x) the representations and warranties in the Term Facility Documentation shall be accurate in all material respects and (xi) except as otherwise required or permitted in clauses (i) through (x) above, all other terms of such Incremental Term Facility, if not consistent with the terms of the existing Term Facility, shall be reasonably satisfactory to the Administrative Agent. The Borrower may seek commitments in respect of the Incremental Term Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional banks, financial institutions and other institutional lenders who will become Lenders in connection therewith.

Refinancing Facilities:	The Term Facility Documentation will permit the Borrower to refinance loans under the Term Facility on a dollar-for-dollar basis from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) under the Term Facility Documentation with the consent of the Borrower, the Administrative Agent (which consent shall not be unreasonably withheld) and the lenders providing such Refinancing Term Facility or with one or more additional series of senior or junior unsecured notes or loans or senior secured notes that will be secured by the Collateral on a pari passu basis with the Term Facility or junior lien secured notes or loans that will be secured on a subordinated basis to both the Term Facility and the ABL Facility (such notes or loans, “Refinancing Notes” and, together with the Refinancing Term Facilities, the “Refinancing Debt”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, loans under the Term Facility being refinanced, (ii) the other terms and conditions of such Refinancing Term Facility or Refinancing Notes (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or (taken as a whole) are no more favorable to the lenders providing such Refinancing Term Facility, or Refinancing Notes, as applicable, than, those applicable to the Term Facility (except for covenants or other provisions applicable only to periods after the latest final maturity date of Term Facility existing at the time of such refinancing) and (iii) any Refinancing Term Facilities and secured Refinancing Notes shall be subject to the terms of the Intercreditor Agreement.

Purpose:	The proceeds of the Term Facility will be used by the Borrower on the Closing Date, together with the proceeds of the Senior Notes and/or Senior Bridge Loans, the Equity Contribution and certain cash available on the balance sheet of the Company, solely to pay the consideration for the Acquisition, to refinance existing indebtedness of the Company and its subsidiaries (including accrued and unpaid interest and applicable premiums), and to pay costs and expenses related to the Transactions.

Availability:	The Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	Any principal or interest payable under or in respect of the Term Facility not paid when due shall bear interest at the applicable interest rate plus 2% per annum. Other overdue amounts shall bear interest at the interest rate applicable to ABR loans plus 2% per annum.

Final Maturity and Amortization:	The Term Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1% of the original principal amount of the Term Facility, with the balance payable on the final maturity date; provided, that the Term Facility Documentation shall provide the right for the Borrower to extend commitments and/or outstandings pursuant to one or more tranches with only the consent of the respective extending Lenders; it being understood that any such amend and extend will be subject to a most favored nation provision based on yield on terms to be mutually agreed by the Lead Arrangers and the Borrower and that each Lender under the tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche.

Guarantees:	All obligations of the Borrower (the “Borrower Obligations”) under the Term Facility and under any interest rate protection or other hedging arrangements entered into with a Lender or any affiliate of a Lender at the time of the entering into of such arrangements and designated by the Borrower as “Term Hedging Obligations” (“Hedging Obligations”) will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by the direct parent company of the Borrower (“Holdings”) and, except to the extent prohibited or restricted by applicable law or contract (including any requirement to obtain the consent of any governmental authority or third party), each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. subsidiary of the Borrower (other than any direct or indirect U.S. subsidiary of a direct or indirect non-U.S. subsidiary of the Borrower, any U.S. subsidiary that is a disregarded entity for U.S. federal income tax purposes if substantially all of its assets consist of the capital stock of one or more foreign subsidiaries, unrestricted subsidiaries, special purpose entities used for securitization facilities and immaterial subsidiaries) (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”).

Any guarantees to be issued in respect of the ABL Facility, the Senior Notes or the Senior Bridge Facility shall be pari passu in right of payment with the obligations under the Guarantees.

Security:

The Borrower Obligations, the Guarantees and any Hedging Obligations will be secured by the following: (a) a perfected second-priority security interest in the Current Asset Collateral, (b) a perfected first-priority pledge of the Pledged Collateral, (c) perfected first-priority security interests in, and mortgages on, the PP&E Collateral and (d) perfected first priority security interests in the Other Personal Property Collateral (the foregoing, collectively, the “Collateral”), in each case, subject to permitted liens and to customary exceptions. “Current Asset Collateral”, “Pledged Collateral”, “PP&E Collateral” and “Other Personal Property Collateral” are each used herein as they are defined in the ABL Facility Term Sheet. The relative rights and remedies in the Collateral among the Lenders and the lenders under the ABL Facility will be set forth in an intercreditor agreement (the “Intercreditor Agreement”) consistent with the Documentation Principles.

Notwithstanding the foregoing, (a) the Collateral shall not include: (i) any immaterial fee-owned real property and any leasehold interest (other than the use of commercially reasonable efforts (which shall not require any economic or other material concessions to landlords) to obtain leasehold mortgages for certain material distribution center locations to be agreed) (it being understood there shall be no requirement to obtain any landlord waivers, estoppels or collateral access letters), (ii) motor vehicles and other assets subject to certificates of title, (iii) commercial tort claims below a threshold to be agreed, (iv) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby, (v) pledges and security interests prohibited or restricted by applicable law (including any requirement to obtain the consent of any governmental authority or third party), (vi) equity interests in joint ventures or any non-wholly-owned subsidiaries, but only to the extent that the organizational documents or other agreements with other equity holders do not permit or restrict the pledge of such equity interests and (vii) pledges and security interests in agreements, licenses and leases that are prohibited or restricted by such agreements, licenses and leases (including any requirement to obtain the consent of any governmental authority or third party), to the extent prohibited or restricted thereby (except to the extent such prohibition or restriction is ineffective under the Uniform Commercial Code) other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; (b) control agreements and perfection by “control” (other than in respect of certificated Pledged Collateral) shall not be required with respect to any Collateral (including without limitation deposit accounts, other bank or securities accounts, etc.); and (c) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction); and no actions shall be required to perfect a security interest in letter of credit rights other than the filing of a Uniform Commercial Code financing statement.

Notwithstanding the foregoing, (a) assets will be excluded from the Collateral in circumstances where the costs of obtaining a security interest in such assets exceed the practical benefit to the Lenders afforded thereby, and (b) the requirements of the preceding two paragraphs shall be subject to the Certain Funds Provision.

Mandatory Prepayments:

Loans under the Term Facility shall be prepaid with (a) 50% of Excess Cash Flow (to be defined in a manner consistent with the Documentation Principles) for each fiscal year of the Borrower (commencing with the first full fiscal year after the Closing Date) with step-downs to 25% and 0% based upon achievement of Consolidated Net Leverage Ratio (to be defined in a manner consistent with the Documentation Principles) levels to be agreed upon, provided that (i) voluntary prepayments of the Term Loans and loans under any revolving facility (to the extent accompanied by a permanent reduction of the corresponding commitment) made during such fiscal year will reduce the amount of Excess Cash Flow prepayments required for such fiscal year on a dollar-for-dollar basis and (ii) Excess Cash Flow shall be reduced for, among other things, cash used for capital expenditures, permitted investments and permitted acquisitions, in each case, to the extent financed with internally generated funds made during such fiscal year; (b) 100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including casualty insurance and condemnation proceeds, but with exceptions for sales of Current Asset Collateral, ordinary course dispositions, dispositions of obsolete or worn-out property and property no longer useful in the business and other exceptions to be set forth in the Term Facility Documentation) in excess of a threshold amount and subject to the right of the Borrower to reinvest if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to reinvestment, reinvested no later than 180 days after the end of such 12-month period; and (c) 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries (except the net cash proceeds of any permitted debt).

Mandatory prepayments shall be applied first to the next eight scheduled installments of principal of the Term Facility in direct order of maturity and thereafter pro rata to the remaining scheduled installments of principal of the Term Facility. Mandatory prepayments in clauses (a) and (b) shall be subject to customary limitations to the extent required to be made from cash at non-U.S. restricted subsidiaries, the repatriation of which would result in material adverse tax consequences or would be prohibited or restricted by applicable law.

Voluntary Prepayments:	Voluntary prepayments of borrowings will be permitted at any time (subject to customary notice requirements), in minimum principal amounts consistent with the Documentation Principles, without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings prior to the last day of the relevant interest period. All voluntary prepayments will be applied to the remaining amortization payments under the Term Facility as directed by the Borrower (and absent such direction, in direct order of maturity thereof).

Term Facility Documentation:	The Facilities Documentation for the Term Facility (the “Term Facility Documentation”) shall be negotiated in good faith, shall contain the terms and conditions set forth in this Exhibit C and shall be usual and customary for transactions of this kind, reflecting the operational and strategic requirements (in the case of strategic requirements, as disclosed to the Commitment Parties on or prior to the date hereof) of the Borrower and its subsidiaries in light of their size, industries, practices and proposed business plan (in the case of proposed business plan, as disclosed to the Commitment Parties on or prior to the date hereof) (collectively, the “Documentation Principles”). The Term Facility Documentation shall contain only those payments, conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Exhibit C, in each case, applicable to Holdings, the Borrower and its restricted subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Documentation Principles.

Representations and Warranties:	Limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries): existence, qualification and power; compliance with laws; due authorization; no contravention; material governmental approvals; execution, delivery and enforceability; financial statements; no material adverse effect; litigation; labor matters; ownership of property; environmental matters; taxes; ERISA compliance; subsidiaries; margin regulations; Investment Company Act; disclosure; intellectual property; solvency at closing (such representation and warranty to contain a definition of solvency consistent with the solvency certificate in the form set forth in Annex I attached to Exhibit E); and the creation, validity, perfection and priority of security interests in Collateral (subject to permitted liens).

Conditions Precedent to Initial Borrowing:	Subject to the Certain Funds Provision, the initial borrowings under the Term Facility on the Closing Date will be subject only to the applicable conditions precedent set forth in the Commitment Letter, the following paragraph and Exhibit E to the Commitment Letter.

Conditions Precedent to all Borrowings:	Delivery of notice of borrowing, (subject on the Closing Date to the Certain Funds Provision) accuracy of representations and warranties in all material respects, provided, that any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein); and, except for the initial borrowings under the Term Facility on the Closing Date, absence of defaults.

Affirmative Covenants:	Limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries): delivery of financial statements; annual budget; notices of default and other material events; payment of taxes and material obligations; maintenance of existence; maintenance of properties; maintenance of insurance; use commercially reasonable efforts to obtain and maintain corporate ratings; compliance with laws; books and records; inspection rights; covenant to guarantee obligations and give security; compliance with environmental laws; further assurances as to security; and designation of subsidiaries.

Negative Covenants:

Limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries): liens; investments (including acquisitions, loans, etc.); debt (with a $75 million basket for any Incremental ABL Facility); sale-leaseback transactions; fundamental changes; dispositions; restricted payments; material changes in nature of business; transactions with affiliates; restrictions on subsidiary distributions and negative pledge clauses; use of proceeds; changes in fiscal year; prepaying and amending subordinated debt and maximum annual capital expenditures in amounts to be agreed (reflecting at least a 30% non-cumulative cushion to capital expenditures set forth in the Sponsor’s model delivered to the Lead Arrangers on October 4, 2010 (the “Sponsor Model”) and with (i) carry-forwards and carry-backs consistent with the Documentation Principles and (ii) maximum annual capital expenditures subject to increase by an amount equal to a percentage to be agreed of Consolidated EBITDA of any person acquired in connection with a Permitted Acquisition or other investment. Certain baskets and exceptions to the foregoing covenants shall be agreed.

The Borrower or any restricted subsidiary will be permitted to make acquisitions (each, a “Permitted Acquisition”) so long as (a) before and after giving effect thereto, no event of default has occurred and is continuing, (b) the Borrower would be in compliance (on a pro forma basis after giving effect to such acquisition and any other acquisition, disposition, debt incurrence, debt retirement and customary pro forma adjustments, including pro forma cost savings and synergy addbacks to be agreed and subject to limitations to be agreed) with the financial maintenance covenants recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which internal financial statements are available, and (c) subject to the limitations and exceptions set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries (other than any designated as an unrestricted subsidiary) will become Guarantors and pledge their Collateral to the Administrative Agent. Acquisitions of entities that do not become Guarantors and made with the proceeds of any consideration provided by the Borrower or a Guarantor will be limited to an aggregate amount to be agreed.

The Borrower and any restricted subsidiary will be permitted to incur subordinated debt subject to compliance on a pro forma basis with the financial maintenance covenants in the Term Facility Documentation (recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which internal financial statements are available); provided that any such debt incurred by a restricted subsidiary that is not a Guarantor shall be capped at an amount to be agreed.

Financial Covenants:

Limited to (i) a maximum Consolidated Net Leverage Ratio (to be defined to provide for the netting of up to $50 million of unrestricted cash and cash equivalents and in a manner consistent with the Documentation Principles) and

(ii) a minimum Consolidated Cash Interest Coverage Ratio (to be defined in a manner consistent with the Documentation Principles), in each case that shall be tested quarterly and set at levels to reflect at least a 30% non-cumulative cushion from Consolidated EBITDA in the Sponsor Model, which shall be appropriately adjusted to reflect (i) any flex exercised under the Fee Letter (including as to margin, LIBOR floor, original issue discount and upfront fees), (ii) the pricing of the Senior Bridge Loans, Senior Term Loans and Senior Exchange Notes as specified in the Term Sheets and (iii) Adjusted LIBOR consistent with the assumptions in the Sponsor Model).

The foregoing financial covenants will be tested with respect to the Borrower and its restricted subsidiaries on a consolidated basis, with the first covenant test to commence with the first full fiscal quarter ending after the Closing Date.

The financial definitions in the Term Facility Documentation shall be defined in a manner consistent with the Documentation Principles and shall provide for customary pro forma adjustments, including pro forma cost savings and synergy addbacks subject to limitations to be agreed.

For purposes of determining compliance with any financial maintenance covenant, any cash equity contribution (which equity shall be common equity or other equity on terms and conditions reasonably acceptable to the Administrative Agent) made to the Borrower after the Closing Date and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for a fiscal quarter or fiscal year and designated on the date of such contribution as a “Specified Equity Contribution” will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA (to be defined in a manner consistent with the Documentation Principles) for the purposes of determining compliance with any financial maintenance covenant at the end of such fiscal quarter or fiscal year and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”), provided that (a) no more than two Specified Equity Contributions may be made in any period of four consecutive fiscal quarters, and no more than five Specified Equity Contributions may be made during the term of the Term Facility, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial maintenance covenants, (c) all Specified Equity Contributions shall be disregarded for the purposes of determining pricing, financial ratio-based conditions or any baskets with respect to the covenants contained in the Term Facility, (d) the proceeds of any Specified Equity Contribution shall have been contributed to the Borrower as cash equity and (e) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for purposes of calculating the financial covenants.

Unrestricted Subsidiaries:	The Term Facility Documentation will contain provisions pursuant to which, subject to customary limitations on investments, loans, advances to, and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the representations and warranties, affirmative or negative covenant or event of default provisions of the Term Facility Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Term Facility Documentation.

Events of Default:

Limited to the following: nonpayment of principal, interest, fees or other amounts (with grace period for interest, fees and other amounts), failure to perform negative covenants and financial covenants (and affirmative covenants to provide notice of default or maintain borrower’s corporate existence), failure to perform other covenants subject to a 30-day cure period after notice from the Administrative Agent, any representation or warranty incorrect in any material respect when made or deemed made, cross-defaults to other indebtedness subject to a threshold amount, bankruptcy, monetary judgment defaults subject to a threshold amount, ERISA events subject to a threshold amount, invalidity (actual or asserted by the Borrower) of the Term Facility Documentation or material portion of Collateral and change of control (to include a pre- and post-initial public offering provision).

The occurrence of an event of default under the ABL Facility (other than a payment or bankruptcy event of default) shall not constitute an event of default under the Term Facility until the earliest of (x) 60 days after the date of such event of default (during which period such event of default is not waived or cured), (y) the acceleration of the obligations under the ABL Facility or (z) the exercise of secured creditor remedies by the Administrative Agent and/or the Lenders under the ABL Facility as a result of such event of default.

Voting:

Amendments and waivers of the Term Facility Documentation will require the approval of Lenders holding more than 50% of the aggregate principal amount of the loans under the Term Facility (the “Required Lenders”), except that the consent of each Lender directly adversely affected thereby shall be required with respect to (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the due date of any interest or fee payment, (d) releases of all or substantially all Guarantors or all or substantially all of the Collateral, (e) changes in voting thresholds and (f) modifications to any provision requiring the pro rata treatment of Lenders.

The Term Facility Documentation will permit amendments thereof without the approval or consent of the Lenders to effect a permitted “repricing transaction” (i.e., a transaction in which any tranche of Term Loans is refinanced with a replacement tranche of term loans, or is modified with the effect of, bearing a lower rate of interest) other than any Lender holding Term Loans subject to such “repricing transaction” that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans.

Notwithstanding the foregoing, modifications to provisions requiring pro rata payments or sharing of payments in connection with loan buy back or similar programs, “amend and extend” transactions or adding one or more tranches of debt and the like as permitted by the Term Facility Documentation, shall only require approval of the Required Lenders.

Cost and Yield Protection:	The Term Facility Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, capital adequacy and other requirements of law and from the imposition of or changes in certain withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a LIBOR borrowings on a day prior to the last day of an interest period with respect thereto.

Assignments and Participations:	The Lenders will be permitted to assign (other than to any Disqualified Lender) loans under the Term Facility with the consent of the Borrower (not to be unreasonably withheld); provided that no consent of the Borrower shall be required (i) if such assignment is made to another Lender or an affiliate or approved fund of a Lender or (ii) after the occurrence and during the continuance of a payment or bankruptcy (with respect to the Borrower) Event of Default. All assignments will require the consent of the Administrative Agent, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of $1,000,000 or, if less, all of such Lender’s remaining loans of the applicable class. Assignments will be by novation. An assignment fee in the amount of $3,500 shall be paid by the respective assignor or assignee to the Administrative Agent.

The Lenders will be permitted to sell participations in loans without consent being required, subject to customary limitations. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity or the due date of any amortization, interest or fee payment, (d) releases of the guarantees of all or substantially all Guarantors or all or substantially all of the Collateral, and (e) changes in voting threshold.

The Term Facility Documentation shall provide that the Term Facility may be purchased by and assigned to the Sponsor, its affiliates (other than Holdings or any of its subsidiaries and other than natural persons) and Investment Funds on a non-pro rata basis through (a) open market purchases and/or (b) Dutch auctions open to all Lenders on a pro rata basis in accordance with customary procedures to be agreed; provided, that (i) loans owned or held by the Sponsor or its affiliates (excluding any Investment Funds) shall be excluded in the determination of any Required Lender votes, (ii) loans owned or held by the Sponsor or its affiliates (excluding any Investment Funds) shall not, in the aggregate for all such persons, exceed 20% of the aggregate loans under the Term Facility, (iii) neither the Sponsor nor any of its affiliates (excluding any Investment Funds) shall be permitted to attend any “lender-only” conference calls or meetings or receive any related “lender-only” information and (iv) neither the Sponsor nor any of its affiliates (excluding any Investment Funds) shall be permitted to purchase loans under the Term Facility at any time while they or any of their respective directors or officers is aware of any material non-public information with respect to the business of Holdings, the Borrower or any of their subsidiaries at the time of such purchase. For purposes of the foregoing, “Investment Fund” means any affiliate of Holdings that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which Bain Capital Partners, LLC and investment vehicles managed or advised by Bain Capital Partners, LLC that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such entity.

In addition, the Term Facility Documentation shall provide that assignments of loans under the Term Facility to the Borrower or Holdings shall be permitted so long as: (i) Holdings, the Borrower and its subsidiaries comply with the provisions contemplated by clauses (iii) and (iv) of the second preceding sentence; (ii) any offer to purchase or take by assignment any loans under the Term Facility by Holdings, the Borrower or its subsidiaries shall have been made to all Lenders pro rata (with buyback mechanics to be agreed); (iii) no default or event of default has occurred and is continuing; (iv) the loans purchased are immediately cancelled (with customary restrictions on increasing EBITDA by any non-cash gains associated with such cancellation of debt); and (v) no proceeds of any loan under the ABL Facility shall be used to fund such assignments.

The Term Facility Documentation will contain customary provisions allowing the Borrower to replace a Lender in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly adversely affected thereby (so long as the Required Lenders have approved the amendment or waiver), and increased costs, taxes, etc.

Expenses and Indemnification:	The Borrower shall pay (a) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arrangers incurred on or after the Closing Date (promptly following written demand therefor) associated with the syndication of the Term Facility and the preparation, execution, delivery and administration of the Term Facility Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Lead Arrangers taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders promptly following written demand therefor (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders taken as a whole, and, if necessary, of one local counsel to the Administrative Agent and the Lenders taken as a whole in any relevant material jurisdiction) in connection with the enforcement of the Term Facility Documentation or protection of rights thereunder.

The Administrative Agent, the Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, partners, agents and other representatives) (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all indemnified persons taken as a whole and, if reasonably necessary, a single local counsel for all indemnified persons taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected indemnified persons similarly situated taken as a whole) incurred in respect of the Term Facility or the use or the proposed use of proceeds thereof, except to the extent they arise from the gross negligence, bad faith or willful misconduct of, or material breach of the Term Facility Documentation by, the relevant indemnified person or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons other than any claims against an indemnified person in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the Term Facility and other than any claims arising out of any act or omission of the Borrower, or any of its affiliates.

Governing Law and Forum:	New York.

Counsel to the Commitment Parties and Lead Arrangers:	Davis Polk & Wardwell LLP.

ANNEX C-I

Interest Rates:	The interest rates under the Term Facility will be as follows:

At the option of the Borrower, Adjusted LIBOR plus 4.50% or ABR plus 3.50%.

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed by all relevant Lenders, 9 or 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate) and interest shall be payable (i) in the case of Adjusted LIBOR loans, at the end of each interest period and, in any event, at least every 3 months and (ii) in the case of ABR loans, quarterly in arrears.

ABR is the Alternate Base Rate, which is the highest of the Administrative Agent’s Prime Rate, the Federal Funds Effective Rate plus 1/2 of 1.0% and one-month Adjusted LIBOR plus 1.00%.

Adjusted LIBOR is the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements, if any, and subject to a floor of 1.75%.

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CONFIDENTIAL	EXHIBIT D

Project Giraffe

$520,000,000 Senior Unsecured Increasing Rate Bridge Facility

Summary of Principal Terms and Conditions4

Borrower:	The Borrower under the Senior Facilities.

Administrative Agent:	Morgan Stanley Senior Funding, Inc. (“MSSF”) will act as sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for a syndicate of banks, financial institutions and institutional lenders excluding any Disqualified Lender (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such role.

Joint Lead Bookrunners and Joint Lead Arrangers:	Morgan Stanley Senior Funding (“MSSF”) and Credit Suisse Securities (USA) LLC (“CS Securities”) will act as joint lead arrangers for the Senior Bridge Loans (the “Lead Arrangers”) and as joint lead bookrunners, and will perform the duties customarily associated with such roles.

Bridge Loans:	Senior Unsecured Increasing Rate Bridge Loans (the “Senior Bridge Loans”).

Uses of Proceeds:	The proceeds of the Senior Bridge Loans will be used by the Borrower on the Closing Date, together with the proceeds of the Senior Facilities, the Equity Contribution and the Senior Notes (if any) and certain cash available on the balance sheet of the Company, solely (a) to pay the consideration for the Acquisition, (b) to refinance certain existing indebtedness of the Company and its subsidiaries (including accrued and unpaid interest and applicable premiums) and (c) to pay costs and expenses related to the Transactions.

Principal Amount:	$520 million of Senior Bridge Loans; provided that the aggregate principal amount of the commitments available under the Senior Bridge Facility may be reduced at the election of the Borrower at any time on or prior to the Closing Date.

Ranking:	The Senior Bridge Loans will constitute senior unsecured indebtedness of the Borrower.

Guarantees:	Each existing and subsequently acquired or organized guarantor of the Senior Facilities will jointly and severally guarantee the Senior Bridge Loans on a senior unsecured basis, with the guarantee of each such guarantor under the Senior Bridge Facility being pari passu in right of payment with all obligations under the Senior Facilities. Any guarantee will be automatically released upon the release of the corresponding guarantee under the Senior Facilities (other than upon payment in full thereof).

[4]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Term Sheet is attached, including the Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

Interest Rates:

Interest for the first three-month period commencing on the Closing Date shall be payable in respect of Senior Bridge Loans, at (a) Adjusted LIBOR (as defined below) plus (b) 800 basis points (the “Initial Margin”). Three months after the Closing Date, such spread over Adjusted LIBOR will increase by 50 basis points and shall increase by an additional 50 basis points at the end of each three month period thereafter so long as the Senior Bridge Loans are outstanding (except on the Conversion Date).

“Adjusted LIBOR” on any date, means the greater of (i) the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements if any, for a three month period (as determined two business days prior to the start of the applicable interest period) and (ii) 1.75%.

Notwithstanding anything to the contrary set forth above, at no time shall the per annum yield on the Senior Bridge Loans exceed the Senior Cap (as such term is defined in the Fee Letter).

Interest Payments:	Interest on the Senior Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	The applicable interest rate plus 2.0% on overdue amounts.

Notwithstanding anything to the contrary set forth herein, in no event shall the Senior Cap affect the payment of any default rate of interest in respect of any Senior Bridge Loans, Senior Term Loans or Senior Exchange Notes.

Maturity:	The Senior Bridge Loans will mature on the first anniversary of the Closing Date (the “Maturity Date”). On the Maturity Date, subject to there being at such time no bankruptcy Event of Default with respect to the Borrower, any Senior Bridge Loan that has not been previously repaid in full will be automatically converted into a senior unsecured term loan (a “Senior Term Loan”) that is due on the date that is eight years after the Closing Date. The date on which Senior Bridge Loans are converted into Senior Term Loans is referred to as the “Conversion Date”. On the Conversion Date, and no more than a number of times to be agreed per calendar month occurring thereafter, at the option of the applicable Lender, Senior Term Loans may be exchanged in whole or in part for senior unsecured exchange notes (the “Senior Exchange Notes”) having an equal principal amount; provided, that no Senior Exchange Notes shall be issued until the Borrower shall have received requests to issue at least $100 million in aggregate principal amount of Senior Exchange Notes.

The Senior Term Loans will be governed by the provisions of the Senior Bridge Loan Documents and will have the same terms as the Senior Bridge Loans except as expressly set forth on Annex I hereto. The Senior Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex II hereto. The Senior Bridge Loans, the Senior Term Loans and the Senior Exchange Notes shall be pari passu for all purposes.

Mandatory Prepayment:	The Senior Bridge Loans shall be prepaid at 100% of the outstanding principal amount thereof with (i) the net proceeds from the issuance of debt securities of the Borrower or, subject to certain exceptions, any other indebtedness for borrowed money of the Borrower or any of its restricted subsidiaries, (ii) subject to exceptions and baskets in any event no less favorable than those applicable to the Term Facility, the net proceeds from any non-ordinary course asset sales by the Borrower or any of its restricted subsidiaries in excess of amounts either reinvested in accordance with the Term Facility or used to repay the Term Facility or other secured debt and (iii) the net proceeds of public equity issuances of Holdings and its subsidiaries (subject to certain exceptions, including equity issued to the Sponsor). The Borrower will also be required to prepay the Senior Bridge Loans following the occurrence of a change of control at 100% of the outstanding principal amount thereof. In the event any Lender or affiliate of a Lender purchases debt securities from the Borrower pursuant to a securities demand in accordance with the Fee Letter at a price above the level at which such Lender or affiliate has reasonably determined such debt securities can be resold by such Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof), the net cash proceeds received by the Borrower in respect of such debt securities may, at the option of such Lender or affiliate, be applied first to prepay the Senior Bridge Loans of such Lender or affiliate prior to being applied to prepay the Senior Bridge Loans held by other Lenders. These mandatory prepayment provisions will not apply to the Senior Term Loans.

Optional Prepayment:	The Senior Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest upon not less than three business days’ prior written notice, at the option of the Borrower at any time.

Right to Resell Bridge Loans:

Each Lender shall have the absolute and unconditional right to resell or assign the Senior Bridge Loans held by it in compliance with applicable law to any third party at any time (other than to any Disqualified Lender), in consultation with (but without the consent of) the Borrower; provided that, for the twelve month period commencing on the Closing Date, the consent of the Borrower shall be required (other than (x) upon the occurrence and continuation of a payment or bankruptcy (with respect to the Borrower) Event of Default or (y) upon the occurrence of a Demand Failure Event (as defined in the Fee Letter)) with respect to any assignment that would result in the Initial Lenders holding less than a majority of the aggregate outstanding principal amount of the Senior Bridge Loans.

The Lenders will be permitted to sell participations in the Senior Bridge Loans without restriction. Voting rights of participants shall be limited to matters in respect of (a) reductions of principal, interest or fees of the commitments participated to such participants, (b) extensions of final maturity of the Senior Bridge Loans, (c) releases of all or substantially all the guarantors and (d) changes in voting thresholds.

Conditions Precedent to Senior Bridge Loans:	The borrowing of the Senior Bridge Loans will be subject to delivery of notice of borrowing, (subject to the Certain Funds Provision) accuracy of representations and warranties in all material respects, provided, that any representation and warranty that is qualified as to “materiality”, “material adverse effect” or similar language shall be true and correct in all respects (after giving effect to any such qualification therein); and the applicable conditions precedent set forth in the Commitment Letter and Exhibit E to the Commitment Letter.

Senior Bridge Loan Documents:	The Facilities Documentation for the Senior Bridge Loans (the “Senior Bridge Loan Documentation”) shall be negotiated in good faith, shall contain the terms and conditions set forth in this Exhibit D and shall be usual and customary for transactions of this kind, reflecting the operational and strategic requirements (in the case of strategic requirements, as disclosed to the Commitment Parties on or prior to the date hereof) of the Borrower and its subsidiaries in light of their size, industries, practices and proposed business plan (in the case of proposed business plan, as disclosed to the Commitment Parties on or prior to the date hereof) (collectively, the “Documentation Principles”). The Senior Bridge Loan Documentation for the Senior Bridge Loans shall contain only those payments, conditions to borrowing, mandatory prepayments, representations and warranties, covenants and events of default expressly set forth in this Exhibit D, in each case, applicable to the Borrower and its restricted subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Documentation Principles.

Representations and Warranties:	The Senior Bridge Loan Documents will contain representations and warranties relating to the Borrower and its subsidiaries as are substantially similar to those for the Term Facility, with additional representations and warranties customary for bridge loan financings of this type to the extent necessary to reflect differences in documentation.

Covenants:

The Senior Bridge Loan Documents will contain such affirmative covenants as are customary for bridge loan financings of this type and substantially similar to (but no more restrictive than) those for the Term Facility with such changes as are appropriate in connection with the Senior Bridge Loans, and the Senior Bridge Loan Documents will contain such incurrence-based negative covenants as are customary for high yield senior unsecured debt securities (but in any event no more restrictive than those in the Term Facility) (it being understood that prior to the Maturity Date, the restricted payments and debt incurrence covenants shall be more restrictive than is customary for high yield senior unsecured debt securities in a manner customary for bridge loan financings of this kind). There will not be any financial maintenance covenants.

Notwithstanding the foregoing, the Senior Bridge Loan Documents will include customary securities demand and cooperation covenants consistent with those set forth in the Fee Letter.

Events of Default:	The Senior Bridge Loan Documents will contain such events of default (including notice and grace periods) as are customary for high yield senior unsecured debt securities (but in any event no more restrictive than those in the Term Facility), consisting of nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross acceleration to material indebtedness; bankruptcy; material monetary judgments subject to a threshold amount; ERISA events subject to a threshold amount; and actual or asserted invalidity of material guarantees.

Voting:	Amendments and waivers of the Senior Bridge Loan Documents will require the approval of Lenders holding more than 50% of the aggregate principal amount of the Senior Bridge Loans, except that the consent of each Lender directly adversely affected thereby shall be required with respect to (a) reductions of principal, interest or fees payable to such Lender, (b) extensions of final maturity of the Senior Bridge Loans of such Lender or the due date of any interest or fee payment, (c) releases of all or substantially all of the guarantors and (d) changes in voting thresholds.

Cost and Yield Protection:	Customary for financings of this kind, it being agreed that the documentation will provide customary provisions regarding withholding tax liabilities.

Expenses and Indemnification:

The Borrower shall pay (a) if the Closing Date occurs, all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lead Arrangers incurred on or after the Closing Date (promptly following written demand therefor) associated with the syndication of the Senior Bridge Loans and the preparation, execution, delivery and administration of the Senior Bridge Loan Documentation and any amendment or waiver with respect thereto (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Lead Arrangers taken as a whole and, if necessary, of one local counsel in any relevant jurisdiction) and (b) all reasonable and documented out-of-pocket expenses of the Administrative Agent and the Lenders promptly following written demand therefor (but limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Lenders taken as a whole, and, if necessary, of one local counsel to the Administrative Agent and the Lenders taken as a whole in any relevant material jurisdiction) in connection with the enforcement of the Senior Bridge Loan Documentation or protection of rights thereunder.

The Administrative Agent, the Lead Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, partners, agents and other representatives) (each, an “indemnified person”) will be indemnified for and held harmless against, any losses, claims, damages, liabilities or expenses (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all indemnified persons taken as a whole and, if reasonably necessary, a single local counsel for all indemnified persons taken as a whole in each relevant jurisdiction, and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected indemnified persons similarly situated taken as a whole) incurred in respect of the Senior Bridge Loans or the use or the proposed use of proceeds thereof, except to the extent they arise from the gross negligence, bad faith or willful misconduct of, or material breach of the Senior Bridge Loan Documentation by, the relevant indemnified person or any of its Related Indemnified Persons as determined by a final, non-appealable judgment of a court of competent jurisdiction or any dispute solely among the indemnified persons other than any claims against an indemnified person in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under the Senior Bridge Facility and other than any claims arising out of any act or omission of the Borrower, or any of its affiliates.

Governing Law:	New York.

Counsel to the Commitment Parties and Lead Arrangers:	Cahill Gordon & Reindel LLP.

ANNEX D-I

Senior Term Loans

Maturity:	The Senior Term Loans will mature on the date that is eight years after the Closing Date.

Guarantees:	Same as the Senior Bridge Loans (except no guarantee by Holdings).

Interest Rate:	The Senior Term Loans will bear interest at a rate equal to the Senior Cap. Interest shall be payable semi-annually and on the maturity date of the Senior Term Loans, in each case payable in arrears and computed on the basis of a 360 day year.

Covenants, Defaults and Mandatory Offers to Purchase:	Upon and after the Conversion Date, the covenants, mandatory offers to purchase and defaults which would be applicable to the Senior Exchange Notes, if issued, will also be applicable to the Senior Term Loans in lieu of the corresponding provisions of the Senior Bridge Loans.

Optional Prepayment:	The Senior Term Loans will be subject to the same call-protection provisions which would be applicable to the Senior Exchange Notes, if issued. Notwithstanding the foregoing, any Senior Term Loans held by the Commitment Parties or their respective affiliates (other than Asset Management Affiliates) may be prepaid, in whole or in part, at par, plus accrued and unpaid interest upon not less than three business days’ prior written notice, at the option of the Borrower at any time.

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ANNEX D-II

Senior Exchange Notes

Issue:	The Senior Exchange Notes will be issued under an indenture capable of being qualified under the Trust Indenture Act of 1939, as amended. Such indenture and any related documentation (the “Senior Exchange Notes Documents”) shall be negotiated in good faith, shall contain the terms and conditions set forth on this Annex II to Exhibit D and shall be consistent with the Documentation Principles. The Senior Exchange Notes Documents shall contain only those payments, mandatory offers to purchase, covenants and events of default expressly set forth or described in this Annex II to Exhibit D, in each case, applicable to the Borrower and its restricted subsidiaries and with standards, qualifications, thresholds, exceptions, “baskets” and grace and cure periods consistent with the Documentation Principles.

Guarantees:	Same as the Senior Term Loans.

Maturity:	The Senior Exchange Notes will mature on the date that is eight years after the Closing Date.

Interest Rate:	The Senior Exchange Notes will bear interest payable semi-annually in arrears at the Senior Cap.

Repurchase with Asset Sale Proceeds:	The Borrower will be required to make an offer to repurchase the Senior Exchange Notes at 100% of the outstanding principal amount thereof with, subject to exceptions customary for high yield debt securities, the net proceeds from any non-ordinary course asset sales by the Borrower or any of its subsidiaries in excess of amounts either reinvested in a manner customary for high yield debt securities or applied to repay the Senior Facilities or other secured debt.

Repurchase upon Change of Control:	The Borrower will be required to make an offer to repurchase the Senior Exchange Notes following the occurrence of a change of control at a price in cash equal to 101% (or 100% in the case of Senior Exchange Notes held by the Commitment Parties or their respective affiliates (other than Asset Management Affiliates (as defined in the Fee Letter)) of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Optional Redemption:	Except as set forth below, the Senior Exchange Notes will be non-callable (subject to the make-whole and equity clawback exceptions in the two succeeding paragraphs below) until the fourth anniversary of the Closing Date. Thereafter, each such Senior Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Senior Exchange Note, which premium shall decline ratably on each subsequent anniversary of the Closing Date to zero on the date that is two years prior to the maturity of the Senior Exchange Notes. Notwithstanding the foregoing, any Senior Exchange Notes received by the Commitment Parties or their respective affiliates (other than Asset Management Affiliates) in exchange for Senior Term Loans made by such Commitment Parties may be optionally redeemed on a non-pro rata basis at a redemption price equal to par plus accrued and unpaid interest so long as such Senior Exchange Notes are held by such Commitment Parties or their respective affiliates (other than Asset Management Affiliates).

II-D-1

Prior to the fourth anniversary of the Closing Date, the Borrower may redeem such Senior Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the fourth anniversary of the Closing Date plus 50 basis points.

Prior to the fourth anniversary of the Closing Date, the Borrower may redeem up to 35% of such Senior Exchange Notes with proceeds from an equity offering at a redemption price equal to par plus the coupon on such Senior Exchange Notes.

The optional redemption provisions will be otherwise customary for high yield debt securities.

Defeasance Provisions:	Customary for high yield debt securities.

Modification:	Customary for high yield debt securities.

Registration Rights:	The Borrower shall use commercially reasonable efforts to file, within 180 days after the first issuance of Senior Exchange Notes (the date of such issuance, the “Issue Date”), and will use commercially reasonable efforts to cause to become effective, as soon thereafter as reasonably practicable, a shelf registration statement with respect to the Senior Exchange Notes (such registration statement, a “Shelf Registration Statement”) which Shelf Registration Statement shall contain all financial statements required under the Securities Act of 1933, as amended (the “Securities Act”). If a Shelf Registration Statement is filed, the Borrower will keep such Shelf Registration Statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of the Senior Exchange Notes; provided that in no event shall the Borrower be required to keep such Shelf Registration Statement effective and available for more than one year after the Issue Date. The Borrower shall cause the Shelf Registration Statement to be declared effective by the date (the “Effectiveness Date”) that is 360 days from the Issue Date. Any failure on the part of the Borrower to cause the Shelf Registration Statement to be declared effective in accordance with the preceding sentence is referred to as a “Registration Default”. In the event of a Registration Default with respect to any Senior Exchange Note, the Borrower will pay liquidated damages in an amount equal to one-quarter of one percent (0.25%) per annum on the principal amount of such Senior Exchange Note to the holder of such Senior Exchange Note, to the extent that such holder is unable to freely transfer such Senior Exchange Note, from and including the Effectiveness Date to but excluding the effective date of the Shelf Registration Statement with respect to such Senior Exchange Note. On the 90th day after the Effectiveness Date and thereafter with respect to any such Senior Exchange Note, the liquidated damages shall increase by an additional one-quarter of one percent (0.25%) per annum on the principal amount of such Senior Exchange Note, up to a maximum amount of liquidated damages of 1.00% per annum. The Borrower will also pay such liquidated damages to the holder of a Senior Exchange Note for any period of time (subject to customary exceptions) following the effectiveness of the Shelf Registration Statement with respect to such Senior Exchange Note that such Shelf Registration Statement is not available for sales thereunder. All accrued liquidated damages will be paid in arrears on each semi-annual interest payment date.

II-D-2

In lieu of a Shelf Registration Statement, the Borrower at its option may file a registration statement with respect to notes having terms identical to the Senior Exchange Notes (the “Substitute Notes”) to effect a registered exchange offer (the “Exchange Registration Statement”) in which the Borrower offers to holders of Senior Exchange Notes registered Substitute Notes in exchange for the Senior Exchange Notes. In such case, if the Exchange Registration Statement has not been declared effective and an exchange offer for the Senior Exchange Notes pursuant to the Exchange Registration Statement has not been consummated by the Effectiveness Date, the Borrower will pay liquidated damages in the form of increased interest for the same periods and at the same rates as described in the previous paragraph.

Covenants:	Customary for high yield senior unsecured debt securities (but in any event no more restrictive than those in the Term Facility).

Events of Default:	Customary for high yield senior unsecured debt securities (but in any event no more restrictive than those in the Term Facility).

II-D-3

CONFIDENTIAL	EXHIBIT E

Project Giraffe

$225,000,000 Senior Secured Asset-Based Revolving Facility

$720,000,000 Senior Secured Term Loan Facility

$520,000,000 Senior Unsecured Increasing Rate Bridge Facility

Additional Conditions Precedent5

Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent:

1. The Acquisition (including the Merger) shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under any of the Facilities. The Merger Agreement shall not have been amended or waived in any material respect by Merger Sub in a manner materially adverse to the Lenders (in their capacity as such) without the consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed, it being understood that (x) any reduction in the acquisition consideration by more than 10% shall be deemed to be materially adverse to the Lenders and (y) any reduction in the acquisition consideration of less than or equal to 10% shall reduce the commitments in respect of the Senior Bridge Loans on a dollar-for-dollar basis).

2. The Equity Contribution shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under any of the Facilities, in at least the amount set forth in Exhibit A. The Refinancing shall have been consummated, or shall be consummated substantially concurrently with the initial borrowing under any of the Facilities. After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its subsidiaries shall have no outstanding indebtedness for borrowed money, other than (w) the loans and credits under the Senior Facilities, (x) the Senior Bridge Loans (or the Senior Notes and/or Securities issued in lieu of the Senior Bridge Facility), (y) any indebtedness permitted to be outstanding without any consent from you or your affiliates under the Merger Agreement as in effect on the date hereof and (z) other limited indebtedness to be agreed upon.

3. The Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the three most recently completed fiscal years ended at least 90 days prior to the Closing Date and (b) unaudited consolidated balance sheets and related statements of income and cash flows of the Company for each subsequent fiscal quarter (other than the fourth fiscal quarter of the Company’s fiscal year) ended at least 45 days prior to the Closing Date; provided that filing of the required financial statements on Form 10-K and Form 10-Q by the Company will satisfy the foregoing requirements with respect to the Company; provided further that the Commitment Parties hereby acknowledge that they have received prior to the execution of the Commitment Letter the audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows of the Company for the 2007, 2008 and 2009 fiscal years.

4. The Lead Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such four-fiscal quarter period is the end of the Company’s fiscal year) prior to

[5]

All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this Exhibit is attached, including the other Exhibits thereto. In the event any such capitalized term is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit shall be determined by reference to the context in which it is used.

the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of income).

5. The Lead Arrangers shall have received the following (the “Closing Deliverables”), in each case subject to the Certain Funds Provision (if applicable): (a) customary legal opinions, (b) customary evidence of authority, (c) customary officer’s certificates, (d) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Borrower and Guarantors, (e) customary lien searches with respect to the Borrower and the Guarantors, (f) customary evidence of insurance and (g) a solvency certificate, substantially in the form set forth in Annex I attached to this Exhibit E from the chief financial officer or other officer with equivalent duties of the Borrower, or in lieu thereof at the option of the Borrower, an opinion of a nationally recognized valuation firm as to the solvency (on a consolidated basis) of the Company and its restricted subsidiaries as of the Closing Date.

6. With respect to the Senior Facilities, all documents and instruments required to perfect the ABL Administrative Agent’s and the Term Administrative Agent’s security interests in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing; provided, however, that this condition is subject in all respects to the Certain Funds Provision.

7. With respect to the Senior Bridge Facility, (a) one or more investment banks reasonably satisfactory to the Term/Bridge Lead Arrangers (collectively, the “Investment Bank”) shall have been engaged to privately place the Notes, and (b) the Borrower shall ensure that (i) the Term/Bridge Lead Arrangers and the Investment Bank shall have received no later than 15 business days prior to the Closing Date (ending on the business day no later than the business day immediately prior to the Closing Date), a customary offering memorandum containing all customary information (other than the “description of the notes” and other information customarily provided by the Investment Bank or its counsel), including financial statements, pro forma financial statements, business and other financial data of the type required in a registered offering of debt securities by Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended (other than Rule 3-10 or Rule 3-16 of Regulation S-X) and of the type and form that are customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (subject to customary exceptions) or that would be necessary for the Investment Bank to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering of the Notes, and, in the case of the annual financial statements, the auditors’ reports thereon, together with drafts of customary comfort letters that such accounting firms are prepared to deliver upon closing.

8. With respect to the Term Facility, the Term/Bridge Lead Arrangers shall have received, no later than 15 business days prior to the Closing Date (ending on the business day no later than the business day immediately prior to the Closing Date), a Confidential Information Memorandum relating to the Term Facility.

9. The Investment Bank and Term/Bridge Lead Arrangers shall have been afforded a period (the “Marketing Period”) of at least 15 consecutive business days, ending on the business day no later than the business day immediately prior to the Closing Date (provided that such period shall end on or prior to December 22, 2010 or, if such period has not ended on or prior to December 22, 2010, then such period shall begin on or after January 4, 2011; and provided further that for purposes of this paragraph, neither November 24, 2010 nor November 26, 2010 shall be considered a business day) following receipt of the offering memorandum and draft comfort letter referred to in paragraph 7 above and the Confidential Information Memorandum referred to in paragraph 8 above, respectively, to seek to place the Senior Notes with qualified purchasers thereof and to syndicate the Term Facility.

10. The Administrative Agents shall have received, at least 5 days prior to the Closing Date, all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act that has been requested in writing at least 10 days prior to the Closing Date.

11. Payment of all fees and expenses due to the Commitment Parties, to the extent invoiced at least two business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), required to be paid on the Closing Date.

ANNEX E-I

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

of

[GIRAFFE]

AND ITS SUBSIDIARIES

Pursuant to the Credit Agreement6, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement on the date hereof, and after giving effect to the application of the proceeds of such Loans:

a.	The fair value of the assets of the Company and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.	The present fair saleable value of the property of the Company and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.	The Company and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

d.	The Company and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

[6]	Credit Agreement to be defined.

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [specify other officer with equivalent duties] of the Company, on behalf of the Company, and not individually, as of the date first stated above.

[GIRAFFE]

By:
Name:
Title: